Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL

QUOTA PURCHASE AGREEMENT

Between

AMYRIS, INC.,

AB TECHNOLOGIES LLC

and

DSM PRODUTOS NUTRICIONAIS BRASIL S.A.

Dated as of November 17, 2017

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.01	Certain Defined Terms	1

Section 1.02	Definitions	11

Section 1.03	Interpretation and Rules of Construction	12

Article II

PURCHASE AND SALE

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

i

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Article V

ADDITIONAL AGREEMENTS

Article VI

EMPLOYEE MATTERS

Article VII

Tax Matters

Article VIII

CONDITIONS TO CLOSING

Section 8.01	Conditions to Obligations of the Seller	49

Section 8.02	Conditions to Obligations of the Purchaser	49

Article IX

INDEMNIFICATION

Article X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01	Termination	54

Section 10.02	Effect of Termination	55

Article XI

GENERAL PROVISIONS

EXHIBITS

Exhibit A	Seller’s Knowledge
Exhibit B-1	Form of Contract Assignment (Nenter)
Exhibit B-2	Form of Contract Assignment (Novvi)
Exhibit C	Form of Credit Agreement
Exhibit D	Form of IP Escrow Agreement
Exhibit E	Form of Performance Agreement
Exhibit F	Form of Supply Agreement
Exhibit G	Form of Value Sharing Agreement

SCHEDULES

Schedule 5.10	Pre-Closing Restructuring

v

QUOTA PURCHASE AGREEMENT (this “Agreement”), dated as of November 17, 2017, between Amyris, Inc., a Delaware corporation, AB Technologies LLC, a Delaware limited liability company (collectively, the “Seller”), and DSM Produtos Nutricionais Brasil S.A., a Brazilian corporation (the “Purchaser” and together with the Seller, the “Parties”).

WHEREAS, the Seller owns all of the issued and outstanding quotas (the “Quotas”) of capital stock of Amyris Brasil Ltda. (the “Company”).

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Quotas, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement.

WHEREAS, on November 14, 2017, the Seller and DSM Nutritional Products AG, an Affiliate of Purchaser, entered into that certain farnesene license agreement (the “IP License Agreement”), which IP License Agreement shall become effective as of the Closing Date (as defined below).

WHEREAS, subject to the terms and conditions of this Agreement, the Seller intends to implement or cause to be implemented the Pre-Closing Restructuring (as defined below) to be effective on or immediately prior to the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Seller and the Purchaser hereby agree as follows:

Article I

DEFINITIONS

Section 1.01             Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means GAAP, applied (to the extent consistent with GAAP) using the principles, methods and policies applied in preparing the Financial Statements. The Estimated Closing Date Payment Amount and the Closing Date Payment Amount shall be calculated in Dollars. For purposes of calculating the Estimated Closing Payables Adjustment Amount, the Estimated Closing Date Payment Amount, the Estimated Closing Indebtedness Amount, the Estimated Closing Cash Amount, the Estimated Closing Inventory Adjustment Amount, the Estimated CapEx Reimbursement Amount, the Closing Payables Adjustment Amount, the Closing Date Payment Amount, the Closing Indebtedness Amount, the Closing Cash Amount, the Closing Inventory Adjustment Amount, the CapEx Reimbursement Amount and any component thereof, (a) such calculations shall exclude any transaction occurring on the Closing Date after the Closing, and (b) whenever conversion of values of R$ or other foreign currency to Dollars for a particular date or period shall be required, such conversion shall be made using the foreign exchange rate verified at the closing of the day prior to such conversion as announced by the Central Bank of Brazil and obtained through transaction PTAX800 of the

Sistema de Informações Eletrônicas do Banco Central do Brasil/SISBACEN (The Central Bank of Brazil’s Electronic Information System).

“Action” means any action, claim, suit, arbitration, litigation, formal investigation or proceeding commenced or conducted before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the IP License Agreement, the Contract Assignments, the Credit Agreement, the Escrow Agreement, the IP Escrow Agreement, the Transition Services Agreement, the Performance Agreement, the Sublease, the Supply Agreement and the Value Sharing Agreement.

“Brazil” means the Federative Republic of Brazil (República Federativa do Brasil).

“Brotas 1 Facility” has the meaning ascribed thereto in Schedule 5.10.

“Brotas 2 Facility” has the meaning ascribed thereto in Schedule 5.10.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York and/or the city of Campinas, São Paulo State, Brazil.

“CapEx Reimbursement Amount” means (i) the amount of capital expenditures made by the Company on or prior to December 31, 2017 in excess of the amount set forth in Section 5.01(j) of the Disclosure Schedule with the prior written consent of the Purchaser, plus (ii) the amount of capital expenditures made by the Company on or after January 1, 2018 in accordance with a monthly budget mutually agreed by the Parties (provided, that any such amounts related to [*] shall not exceed [*] in the aggregate), plus (iii) the amount of capital expenditures made by the Company on or after January 1, 2018 in excess of such monthly budget mutually agreed by the Parties with the prior written consent of the Purchaser.

“Cash” means all unrestricted cash and cash equivalents determined in accordance with GAAP, net of declared and unpaid dividends or distributions, issued but uncleared checks, wire transfers and drafts written or issued at a particular time; provided that if any such dividends, distributions, unwritten checks, wire transfers and drafts are deducted from this definition of “Cash” at or prior to the Closing, the Purchaser may not reverse or otherwise cancel these items after the Closing (otherwise, the Seller shall receive a credit in connection with the post-Closing adjustment of the Purchase Price under Section 2.06).

“Closing Cash Amount” means the aggregate amount of Cash of the Company, calculated as of 11:59 p.m. Campinas time on the Closing Date.

“Closing Date ICMS/IPI Tax Credits” means the total amount of credits for ICMS and IPI available to the Company as of 11:59 p.m. Campinas time on the Closing Date.

“Closing Date Net Operating Loss Carryovers” means the total amount of Net Operating Losses available to the Company for offset against Brazilian taxable income as of 11:59 p.m. Campinas time on the Closing Date.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Closing Date PIS/COFINS Tax Credits” means the total amount of credits for PIS/COFINS available to the Company as of 11:59 p.m. Campinas time on the Closing Date.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company, calculated as of 11:59 p.m. Campinas time on the Closing Date.

“Closing Inventory Adjustment Amount” means the difference, if any, between the Closing Inventory Amount minus the Target Closing Inventory Amount (which may be a positive or negative Dollar amount). For the avoidance of doubt, if the Closing Inventory Adjustment Amount is a positive number, such amount will be added to the Base Purchase Price for purposes of calculating the Estimated Closing Date Payment Amount and the Closing Date Payment Amount and, if the Inventory Adjustment Amount is a negative number, such amount will be deducted from the Base Purchase Price for purposes of calculating the Estimated Closing Date Payment Amount and the Closing Date Payment Amount.

“Closing Inventory Amount” means the aggregate amount of Inventory of the Company, calculated as of 11:59 p.m. Campinas time on the Closing Date.

“Closing Payables Adjustment Amount” means the difference, if any, between the absolute value of the Closing Payables Amount minus the Target Closing Payables Amount (which may be a positive or negative Dollar amount). For the avoidance of doubt, if the Closing Payables Adjustment Amount is a positive number, such amount will be deducted from the Base Purchase Price for purposes of calculating the Estimated Closing Date Payment Amount and the Closing Date Payment Amount and, if the Closing Payables Adjustment Amount is a negative number, such amount will be added to the Base Purchase Price for purposes of calculating the Estimated Closing Date Payment Amount and the Closing Date Payment Amount.

“Closing Payables Amount” means the aggregate amount of accounts payable, deferred revenue and all other current liabilities of the Company, calculated as of 11:59 p.m. Campinas time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Employee” means an employee of the Reorganized Company.

“Company IP Agreements” means all (i) licenses of Intellectual Property by the Reorganized Company to any Person (excluding standard licenses granted to customers in connection with the sale of products and services), and (ii) licenses of Intellectual Property by any Person to the Reorganized Company (excluding shrink-wrap and click wrap licenses, and licenses for generally commercially available software).

“Company Plans” means the employee compensation and benefit plans, programs or arrangements sponsored or maintained by the Reorganized Company and/or any Affiliate of the Reorganized Company for the benefit of any current or former employee of the Reorganized Company, and any Contracts or arrangements between the Reorganized Company and/or any Affiliate of the Reorganized Company and a current employee of the Reorganized Company.

“Contract” means any written or binding oral contract, agreement, license, sublicense, lease, sublease, commitment, undertaking, warranty, guaranty, letter of intent to the extent binding, sales or purchase order or any other legally binding instrument or obligation.

“Contract Assignments” means evidence of the valid and binding assignment of the Nenter Agreement and the Novvi Agreement from the Seller to the Company, to be entered into as of the Closing, substantially in the form attached hereto as Exhibit B-1 and Exhibit B-2, respectively.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, documentary, use, value added, transfer, stamp, stock transfer, registration, and real property transfer or gains and similar Taxes.

“Credit Agreement” means the credit agreement to be entered into by the Seller and DSM  Finance BV, an Affiliate of the Purchaser, as of the Closing, substantially in the form attached hereto as Exhibit C, including the note to be issued thereunder by the Seller to the Purchaser at the Closing.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any security interest, pledge, hypothecation, charge, mortgage, adverse claim of ownership or use, easement, title defect, lien or encumbrance, but excluding any non-exclusives of Intellectual Property.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or other similar Laws, in each case, affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

“Environmental Law” means any Law relating to pollution or protection of the environment.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“Escrow Agreement” means the escrow agreement to be entered into by the Seller , the Purchaser and an escrow agent mutually agreeable to the Seller and the Purchaser, as of the Closing, in a form mutually agreed by the Parties.

“Excluded Taxes” means, without duplication, (i) all Taxes of the Company for any Pre-Closing Period (determined, in the case of the pre-Closing portion of a Straddle Period, in the manner set forth in Section 7.01(b)), (ii) all Taxes imposed on the Company as a result of having been a member of an affiliated, consolidated, combined or unitary Tax group on or prior to the Closing Date, (iii) all Taxes imposed on the Company by operation of Law, as a transferee or successor or by contract entered into prior to the Closing (other than a contract the principal subject matter of which is not Taxes) and (iv) all Taxes imposed on or incurred by the Company that would not have been imposed or incurred but for the occurrence of the Pre-Closing Restructuring.

“Final Closing Statement” means (a) the Initial Closing Statement, if the Seller delivers a Notice of Acceptance or fails to deliver a Notice of Disagreement by the Objection Deadline Date, or (b) the Initial Closing Statement as modified in accordance with Section 2.06(d), if the Seller timely delivers a Notice of Disagreement.

“Fraud” means: (i) the making of a representation of a material fact, (ii) the falsity of the representation, (iii) the Party making the representation knowing the statement was false when made, (iv) the representation being made with an intent to deceive and for the purpose of inducing the recipient to act upon it, (v) reasonable reliance on the representation by the injured Party, and (vi) injury sustained as the result of the reliance, determined under New York Law by clear and convincing evidence.

“Fundamental Representations” means Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.02 (Ownership of Quotas), Section 3.03 (Organization, Authority and Qualification of the Company), Section 3.04(b) and (c) (Capitalization) and Section 3.20 (Brokers).

“GAAP” means Brazilian generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governing Documents” means the certificate of incorporation and bylaws of a Person, or the equivalent legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Authority” means any federal, national, state, supranational, local or other government, governmental, regulatory, legislative, or administrative authority, agency or commission (including any governmental department, branch, council, officer, official, organization, unit or other governmental authority or agency) or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, decision, stipulation, determination or award of, entered by or with any Governmental Authority.

“Guanfu Note” means that certain Note, dated December 31, 2016, issued by the Seller to Wutian Supply Chain Corporation Limited pursuant to that certain Credit Agreement, dated October 26, 2016, entered into by and between the Seller and Guanfu Holding Co., Ltd., as amended through the date of this Agreement.

“ICMS” means the Brazilian state Tax on the circulation of goods and on the rendering of interstate and inter-municipal transportation services, communications and energy, which apply irrespective of whether such services commence in another country.

“Indebtedness” means, as of any time, without duplication and net of any cash collateral or security deposits in respect thereof (in each case, as to which the Company is fully entitled), as applied to any Person: (a) the principal of and accrued and unpaid interest and other liabilities in respect of (i) indebtedness of such Person for money borrowed or indebtedness issued or incurred in substitution or exchange for indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (b) all liabilities of such Person (i) under any title retention, conditional sale, deferred purchase price, consignment or similar agreement (but excluding trade accounts payable and other accrued current liabilities), (ii) under any interest rate, currency, commodity or other hedging, swap, forward or option agreement (valued at the termination cost thereof), (iii) under any performance bond, banker’s acceptance or letter of credit or similar credit transactions, but only to the extent drawn or called and (iv) for all capitalized lease obligations as determined in accordance with GAAP; (c) all liabilities secured by any lien on any asset or property of such Person; (d) all Liabilities of the type referred to in clauses (a), (b) and (c)  of any other Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (e) for clauses (a) through (d), any termination fees, prepayment penalties, premiums, change of control, “breakage” cost, exit fees or similar payments associated with the repayments or termination of the items set forth in clauses (a) through (e) on the Closing Date; (f) any capital expenditures set forth in Section 5.01(j) to be made on or prior to December 31, 2017 that have not been made prior to Closing; and (g) all costs and expenses incurred by the Company in connection with, or as a result of, the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Pre-Closing Restructuring, including any costs or payments incurred by the Company (to the extent incurred but without imposing any obligation to incur) prior to the Closing Date to obtain any consents or approvals under this Agreement, except for any costs and expenses expressly agreed in this Agreement to be borne by the Purchaser.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchaser (or any other Affiliate of the Purchaser that beneficially owns the Quotas) pursuant to Section 9.03, as the case may be.

“Intellectual Property” means all of the following rights in any jurisdiction throughout the world: (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; and (e) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, know how, formulae, methods, techniques, processes, and confidential and proprietary information.

“Intentional Breach” means a breach of any provision (other than a representation or warranty) of this Agreement that is the consequence of an intentional act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, result in a breach of such provision.

“Intercompany Agreements” means any Contract, transaction, arrangement or commitment, including any credit or funding agreement, facility or other arrangement, receivable, payable, claim, demand, right, loan, in each case between the Company, on the one hand, and the Seller or any of its Subsidiaries (other than the Company), on the other hand.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, packaging materials and other inventories owned by the Company (whether in the possession of the Company or a third party, including consigned inventory and inventory held by subcontractors).

“IP Escrow Agreement” means the farnesene intellectual property license agreement to be entered into by the Seller and DSM Nutritional Products AG, an Affiliate of Purchaser, as of the Closing, substantially in the form attached hereto as Exhibit D.

“IPI” means the Brazilian federal excise Tax applied to products that have been modified in connection with a manufacturing process.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

“Leased Real Property” means the Leased Rural Real Property and the Leased Urban Real Property.

“Leased Rural Real Property” means the Rural Real Property leased by the Reorganized Company, in each case, as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon of the Reorganized Company (and fixtures attached or appurtenant thereto), as the case may be, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leased Urban Real Property” means the Urban Real Property leased by the Reorganized Company, in each case, as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon of the Reorganized Company (and fixtures attached or appurtenant thereto), as the case may be, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, , unpaid or unsatisfied losses and damages, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Material Adverse Effect” means any event, circumstance, change, condition, effect or development (each, an “Effect”) that, individually or considered together with all other Events, has had or would reasonably be expected to have a material adverse effect on (x) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company or (y) the ability of the Seller or the Company to perform its obligations under this Agreement or that would prevent the consummation by the Seller of the transactions contemplated hereby on or prior to the Outside Date; provided, however, that, solely in the case of clause (x), none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of any representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) Effects that generally affect the industries in which the Company operates (including legal and regulatory changes), (ii) general economic, market, business, regulatory or political conditions (or changes therein) or Effects affecting the financial, credit, securities, commodities or derivatives markets in the United States, Brazil or any other country or region in the world, including changes in interest rates or foreign exchange rates, (iii) Effects arising from, or attributable to, the announcement of the execution of this Agreement or any other agreement between the Seller or any of its Affiliates and the Purchaser or any of its Affiliates, or the pendency of any of the transactions contemplated hereby or thereby (provided, that the foregoing shall not apply to the use of Material Adverse Effect in connection with any provision of this Agreement addressing the execution, delivery or performance of this Agreement and the transactions contemplated hereby or any condition related thereto), (iv) any Effect that results from any action taken at the express written request of the Purchaser or its Affiliates, (v) Effects arising from, or attributable to, acts of terrorism or war (whether or not declared) occurring after the date hereof, including any escalation or worsening thereof, (vi) Effects arising from, or attributable to, natural disasters, (vii) Effects arising from, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof, and (viii) the failure by the Company to meet any estimates, expectations, projections or budgets for any period (provided that, to the extent not the subject of any of the foregoing clauses (i) through (viii) above, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), except in the cases of clauses (i), (ii), (v), (vi) and (vii) to the extent such Effect has a materially disproportionate effect on the Company compared with other Persons operating in the industries in which the Company operates.

“Nenter Agreement” means that certain Renewable Farnesene Supply Agreement, dated April 26, 2016, by and between the Seller and Nenter & Co., Inc., including all amendments thereto.

“Net Operating Losses” means accumulated losses of the Company for Pre-Closing Periods that may be offset against future profits of the Company for purposes of assessing the Brazilian corporate income Tax but only to the extent such losses survive and are available following possible restructurings which may be effected by the Purchaser from and after the Closing.

“Neutral Accountant” means an independent accounting firm of national reputation with expertise in Tax and accounting matters reasonably acceptable to the Seller and the Purchaser.

“Novvi Agreement” means that certain Renewable Farnesene Supply Agreement, dated July 19, 2016, by and between the Seller and Novvi LLC, including all amendments thereto.

“Objection Deadline Date” means the date sixty (60) days after delivery by the Purchaser to the Seller of the Initial Closing Statement

“ordinary course of business” or any similar expression means in the ordinary course of the applicable Person’s business consistent with past practice.

“Owned Intellectual Property” means all Intellectual Property owned by the Reorganized Company.

“Performance Agreement” means the performance agreement to be entered into by the Seller and the Company as of the Closing, substantially in the form attached hereto as Exhibit E.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) all other Encumbrances which would not, individually or in the aggregate, reasonably be expected to materially impair the use of the assets of the Reorganized Company as currently used by the Reorganized Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PIS/COFINS” means Brazilian federal contributions levied on the monthly gross revenue of companies.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least four (4) Business Days before the Closing.

“Real” or “R$” means the lawful currency of Brazil.

“Real Property” means the Rural Real Property and the Urban Real Property.

“Regulations” means the Treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Reorganized Company” means, before the completion of the Pre-Closing Restructuring, the Company on a pro forma basis after giving effect to the completion of the Pre-Closing Restructuring as if the Pre-Closing Restructuring had been completed on the date hereof, and after the completion of the Pre-Closing Restructuring, the Company.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Retained Businesses” means all businesses now, previously or hereafter conducted by the Seller or any of its Affiliates, other than the business conducted by the Company as of the Closing Date, after giving effect to the Pre-Closing Restructuring.

“Retained Employee” means any Company Employee that is employed by the Retained Businesses as of the Closing Date; provided, that, except as provided in Schedule 5.10 none of the employees listed in Section 3.16(b) of the Disclosure Schedule shall be transferred to any Affiliate of the Company prior to Closing.

“Rural Land Restriction” means the current legal prohibition in Brazil on the ownership of rural property and on the rural lease of rural land by entities controlled by foreign capital, as provided in Brazilian Law No. 5,709/1971, as amended and regulated.

“Rural Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, located in an area considered as rural by the Municipality of Brotas, São Paulo, Brazil.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Credit Support Instruments” means the guaranty, any keepwell, bonding arrangements, net worth maintenance agreement, letter of credit, reimbursement obligation, letter of comfort or other instrument imposing any obligations on the Seller or any Affiliate of the Seller for the benefit of, and in support of, obligations of the Company, in each case to the extent set forth in Section 1.01(a) of the Disclosure Schedule.

“Seller Group” means a consolidated, combined, unitary, or affiliated Tax group of which the Seller is a member.

“Seller Plans” means the employee compensation and benefit plans, programs or arrangements which are sponsored or maintained by the Seller for the benefit of any Company Employee, and any Contracts or arrangements between the Seller or any of its Affiliates and a current employee of the Company; provided, however, that “Seller Plans” do not include any Contract or plan of the Seller to pay any retention or stay bonus which will be satisfied before the Closing or retained by the Seller on and after the Closing.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry of director or above level employees who such persons reasonably believe would have knowledge of the applicable matter, of the Persons listed in Exhibit A as of the date of this Agreement.

“SMA” has the meaning ascribed thereto in Schedule 5.10.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Sublease” means the sublease to be entered into by the Company and SMA as of the Closing, in a form mutually agreed by the Parties.

“Subsidiary” means, with respect to a Party, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (a) such Party or any other Subsidiary of such Party is a managing member or general partner; (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Supply Agreement” means the supply agreement to be entered into by the Seller and the Purchaser as of the Closing, substantially in the form attached hereto as Exhibit F.

“Target Closing Inventory Amount” means [*].

“Target Closing Payables Amount” means [*].

“Tax” or “Taxes” means any and all taxes of any kind, whether arising by way of primary Liability or by way of secondary Liability, as well as other similar duties or levies (together with any and all interest, penalties, and additions to tax imposed with respect thereto), imposed by any Taxing Authority.

“Tax Attribute” means any Tax attribute, including any loss, loss carryforward, credit, credit carryforward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing.

“Tax Benefit Threshold Amount” means $10,800,000.00.

“Tax Returns” means any and all returns, reports and forms (including elections, claims for refund, declarations, amendments, schedules, information returns and statements, and schedules and attachments thereto) filed or required to be filed with a Taxing Authority with respect to Taxes.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax or Conveyance Tax.

“Transition Services Agreement” means the transition services agreement to be entered into by the Seller and the Purchaser as of the Closing, in a form mutually agreed by the Parties.

“Urban Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, located in an area considered as urban by the Municipality of Campinas, São Paulo, Brazil.

“United States” means the United States of America, its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico.

“Value Sharing Agreement” means the value sharing agreement to be entered into by the Seller and DSM Nutritional Products AG, an Affiliate of Purchaser, as of the Closing, substantially in the form attached hereto as Exhibit G .

“VDR” means the electronic data room established in the folder entitled “Project Apollo” maintained at https:// .

Section 1.02             Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Balance Sheet Date”	3.07(a)
“Base Purchase Price”	2.02
[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Closing”	2.03(a)
“Closing Date”	2.03(a)
“Closing Date Payment Amount”	2.06(a)
“Closing Overpayment”	2.06(e)(ii)
“Closing Underpayment”	2.06(e)(i)
“Company”	Recitals
“Confidentiality Agreement”	5.03(a)
“Contest”	7.03(b)
“Disputed Items”	2.06(c)
“Estimated CapEx Reimbursement Amount”	2.03(b)
“Estimated Closing Cash Amount”	2.03(b)
“Estimated Closing Indebtedness Amount”	2.03(b)
“Estimated Closing Date Payment Amount”	2.03(c)
“Estimated Closing Inventory Adjustment Amount”	2.03(b)
“Estimated Closing Payables Adjustment Amount”	2.03(b)
“Facility Closure”	5.16(a)
“Facility Offer Notice”	5.16(b)
“Facility Price”	5.16(a)
“Financial Statements”	3.07(a)
“Initial Closing Statement”	2.06(a)
“IP License Agreement”	Recitals
“Key Supply Contracts”	3.19(b)
“Lease Assignment”	8.01(e)
“Loss”	9.02
“Material Contracts”	3.19(a)
“Notice of Acceptance”	2.06(c)
“Notice of Disagreement”	2.06(c)
“Outside Date”	10.01(a)
“Partial Lease”	8.01(e)
“Parties”	Preamble
“Payoff Letters”	5.11
“Permits”	3.11
“Plans”	3.16(a)
“Pre-Closing Restructuring”	5.10
“Purchaser”	Preamble
“Purchaser Benefit Plans”	6.02(a)
“Purchaser Group”	5.09
“Purchaser Related Parties”	5.08(a)
“Purchaser Welfare Plans”	6.02(b)
“Purchaser Indemnified Party”	9.02
“Quotas”	Recitals
“Restricted Period”	5.15(a)
“Review Period”	5.16(b)
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Seller Related Parties”	5.08(a)
“Services”	5.17(c)
“Solicit”	5.15(a)
“Third Party Claim”	9.05(b)
“Transferred Employee”	6.01(a)

Section 1.03             Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; the term “as of the date hereof”, when used in this Agreement, means as of the date of this Agreement;

(e)                all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                references to a Person are also to its successors and permitted assigns;

(h)               references to the term “delivered by the Seller,” “delivered by the Company,” “delivered to the Purchaser,” “provided to the Purchaser,” “made available to Purchaser” or similar expressions shall mean that the Seller has: (i) posted such materials to the VDR, in a manner that is fully accessible by the Purchaser and/or its Representatives no later than 8:00 a.m. San Francisco time on the day prior to the date hereof and maintained through the earlier of the Closing or the termination of this Agreement;

(i)                 when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day; and

(j)                 the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Article II

PURCHASE AND SALE

Section 2.01             Purchase and Sale of the Quotas. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Quotas, free and clear of all Encumbrances.

Section 2.02             Purchase Price. Subject to the adjustments set forth in Section 2.06, the purchase price for the Quotas shall be Thirty Million Six Hundred Fifty Thousand Dollars ($30,650,000) (the “Base Purchase Price”), minus the Closing Indebtedness Amount, plus the Closing Cash Amount, plus or minus, as applicable, the Closing Inventory Adjustment Amount, plus or minus, as applicable, the Closing Payables Adjustment Amount, plus the Estimated CapEx Reimbursement Amount.

Section 2.03             Closing.

(a)                Subject to the terms and conditions of this Agreement, the sale and purchase of the Quotas contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 535 Mission Street, 25th Floor, San Francisco, CA 94105 at 10:00 A.M. PST on the tenth (10th) calendar day of the month following the date that is three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 8.01 and Section 8.02 (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, that the Closing may take place by conference call and electronic (e.g., e-mail/PDF) delivery of signatures.

(b)               No later than three (3) Business Days prior to the scheduled Closing Date, the Seller shall deliver to the Purchaser, together with reasonably detailed supporting information, a written statement that sets forth in reasonable detail the Seller’s good faith estimate, in accordance with the Accounting Principles, of (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Closing Inventory Adjustment Amount (the “Estimated Closing Inventory Adjustment Amount”), (iv) the Closing Payables Adjustment Amount (the “Estimated Closing Payables Adjustment Amount”), (v) the CapEx Reimbursement Amount (the “Estimated CapEx Reimbursement Amount”) and (vi) the Seller’s calculation of the Estimated Closing Date Payment Amount.

(c)               The “Estimated Closing Date Payment Amount” shall be an amount equal to the following:

(i)               the Base Purchase Price;

(ii)               minus the Estimated Closing Indebtedness Amount;

(iii)               plus the Estimated Closing Cash Amount;

(iv)                plus or minus, as applicable, the Estimated Closing Inventory Adjustment Amount;

(v)               plus or minus, as applicable, the Estimated Closing Payables Adjustment Amount;

(vi)               plus the Estimated CapEx Reimbursement Amount.

Section 2.04             Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)                evidence of the transfer of the Quotas to the Purchaser, by means of an Amendment to the Articles of Association of the Company, signed by both Parties;

(b)               a duly executed counterpart to each of the Ancillary Agreements;

(c)                a receipt for the Estimated Closing Date Payment Amount;

(d)               a receipt for the amount borrowed at the Closing under the Credit Agreement;

(e)                a certificate of a duly authorized officer of the Seller certifying as to the satisfaction of the conditions set forth in Section 8.02(a) and Section 8.02(f);

(f)                copies of all deeds, bills of sale, endorsements, assignments, certificates or other instruments of conveyance and assignment as the Parties and their respective legal counsels deem reasonably necessary to effect the Pre-Closing Restructuring, each duly executed by the Company and the Seller or an Affiliate of the Seller;

(g)                a copy of the executed Payoff Letters and evidence of all Encumbrances related to the Indebtedness contemplated by such Payoff Letters, which are to be effective upon the payment of the applicable Closing Indebtedness Amount pursuant to Section 5.11;

(h)               evidence of Encumbrance releases from each holder of any secured indebtedness of the Seller or any of its Affiliates imposing any Encumbrances on the Quotas and the consent of Stegodon Corporation (or any subsequent lender under the Company’s senior secured loan facility) to the consummation of the transactions contemplated hereby, in each case, in a form reasonably acceptable to the Purchaser;

(i)                 one or more CDs or other electronic storage devices containing (in a readable and otherwise reasonably acceptable format) complete and accurate copies of (x) the contents of the VDR as at 8:00 a.m. San Francisco time on the day prior to the date hereof, and (y) separately identified, each document added to the VDR after such time;

(j)                 duly executed copies of the Contract Assignments in a form reasonably acceptable to the Purchaser;

(k)               duly executed resignations of each of the officers and directors of the Company, in their capacities as such, effective immediately upon the Closing;

(l)                 written consent from each licensor with respect to each of the “License Agreements” (as defined in the IP License Agreement) for the granting of the sublicenses being granted under the IP License Agreement, and to the extent any of the “License

Agreements” was executed by Amyris Biotech, each applicable licensor's acknowledgement that Amyris Biotech has changed its name to Amyris, Inc.;

(m)             copies of written notifications regarding Amyris Biotech's name change to Amyris, Inc. as filed with the applicable patent authority for which any of the patents licensed under the IP License Agreement continue to reflect Amyris Biotech as owner of record; and

(n)               all such other documents, agreements, instruments, writings and certificates as the Purchaser may reasonably request as are necessary for the Seller to satisfy its obligations hereunder.

Section 2.05             Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(a)                evidence of the transfer of the Quotas to the Purchaser, by means of an Amendment to the Articles of Association of the Company, signed by both Parties;

(b)               the Estimated Closing Date Payment Amount by wire transfer in immediately available funds to the Purchase Price Bank Account;

(c)                the delivery of the amount borrowed under the Credit Agreement into escrow per Section 5.11 to pay off the Guanfu Note, and the delivery of the Closing Indebtedness Amount to be repaid pursuant to the Payoff Letters (other than the Payoff Letter in respect of the Guanfu Note) in accordance with the payment terms set forth in such Payoff Letters;

(d)               a duly executed counterpart to each of the Ancillary Agreements;

(e)                a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a); and

(f)                all such other documents, agreements, instruments, writings and certificates as the Seller may reasonably request as are necessary for the Purchaser to satisfy its obligations hereunder.

Section 2.06             Post-Closing Adjustment of Purchase Price.

As soon as reasonably practical after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement prepared in good faith and in accordance with the Accounting Principles, together with reasonably detailed supporting information (the “Initial Closing Statement”), setting forth the Purchaser’s determination of (i) the Closing Indebtedness Amount, (ii) the Closing Cash Amount, (iii) the Closing Inventory Adjustment Amount, (iv) the Closing Payables Adjustment Amount, (v) the CapEx Reimbursement Amount, and (vi) the amount of the closing date payment (the “Closing Date Payment Amount”) calculated in accordance with the Accounting Principles and Section 2.03(c), using the amounts of the Closing Indebtedness Amount, the Closing Cash Amount, the Closing Inventory Adjustment Amount, the Closing Payables Adjustment Amount and the CapEx Reimbursement Amount instead of the estimated amounts for each such item.

(a)                Throughout the period following the Closing Date until the determination of the Final Closing Statement, the Purchaser and the Company shall permit the Seller and its Representatives, at the Seller’s expense, reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice, to the relevant financial books and records of the Purchaser and the Company solely for the purposes of the review and objection right contemplated herein, together with reasonable access to the individuals responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of the Seller and its Representatives related thereto (subject to the execution of customary work paper access letters reasonably requested by the Purchaser’s accountants, if any).

(b)               The Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Seller accepts the Initial Closing Statement (the “Notice of Acceptance”) or a detailed statement describing each of its objections to the Initial Closing Statement (the “Notice of Disagreement”). If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”) and all such Disputed Items shall be based only on (i) mathematical or clerical errors or (ii) that the calculation of the amounts included in the Initial Closing Statement were not determined in accordance with the Accounting Principles. The Notice of Disagreement shall specify what the Seller reasonably believes is the correct amount for each Disputed Item. Any component of the calculations set forth in the Initial Closing Statement that is not the subject of a timely delivered Notice of Disagreement by the Seller shall be final and binding upon the Seller and the Purchaser.

(c)                The Disputed Items shall be resolved as follows:

(i)                                       The Seller and the Purchaser shall first use their reasonable efforts to resolve such Disputed Items.

(ii)                                       Any resolution by the Seller and the Purchaser as to such Disputed Items shall be final and binding upon the Parties.

(iii)                                       If the Seller and the Purchaser do not reach a resolution of all Disputed Items within thirty (30) days after delivery of the Notice of Disagreement, each of the Seller and the Purchaser shall, following the expiration of such 30-day period, be entitled to engage the Neutral Accountant to resolve any Disputed Items. If one or more Disputed Items are submitted to the Neutral Accountant for resolution, the Seller and the Purchaser shall enter into a customary engagement letter, and, to the extent necessary, each Party shall waive and cause its Affiliates to waive any then-existing conflicts with the Neutral Accountant and shall cooperate with the Neutral Accountant in connection with its determination pursuant to this Section 2.06. Within fifteen (15) Business Days after the Neutral Accountant has been retained, each of the Seller and the Purchaser shall furnish, at its own expense, to the Neutral Accountant and the other Party a written statement of its positions with respect to each Disputed Item. Within ten (10) Business Days after the expiration of such fifteen (15) Business Day period, each of such Party may deliver to the Neutral Accountant and to each other its response to the other’s position on each Disputed Item. With each submission, each Party shall furnish to the Neutral Accountant such information and documents as may be requested by the Neutral Accountant and may also furnish to the Neutral Accountant such other information and documents as such Party deems relevant, in each case with copies being given to the other such Party substantially simultaneously. The Neutral Accountant shall, at its discretion or at the written request of the Seller and the Purchaser, conduct a conference concerning the Disputed Items and each of the Seller or the Purchaser shall have the right to present additional documents, materials and other information and to have present its Representatives at such conference. No Party or its Representatives shall be permitted to engage in any ex-parte communications (whether written or oral) with the Neutral Accountant.

(iv)                                     The Neutral Accountant shall be instructed to resolve only the Disputed Items and shall be instructed not to investigate any other matter independently. In resolving any Disputed Item, the Neutral Accountant may not assign a greater or lesser value to any Disputed Item than that assigned to such Disputed Item by the Purchaser or the Seller in the Initial Closing Statement or the Notice of Disagreement, as applicable. The Seller and the Purchaser shall request that the Neutral Accountant (A) make a final determination of all the Disputed Items as soon as reasonably practicable, and in any event within thirty (30) days, from the date the Disputed Items were submitted to the Neutral Accountant and (B) provide a reasonably detailed basis for its determination in respect of each Disputed Item.

(v)                                       The resolution by the Neutral Accountant of the Disputed Items, absent fraud, intentional misconduct or manifest error, shall be final and binding upon the Parties. The Parties agree that the procedures set forth in this Section 2.06(d) for resolving disputes with respect to the Initial Closing Statement shall be the sole and exclusive method for resolving any such disputes.

(vi)                                     The Purchaser and the Seller shall each bear one-half of the fees and expenses of the Neutral Accountant.

(vii)                                   The Neutral Accountant shall act as an expert, not as an arbitrator, in resolving such Disputed Items. The proceeding before the Neutral Accountant shall be an expert determination under applicable Laws governing expert determination and appraisal proceedings.

(d)               The Initial Closing Statement, including any modifications resulting from the resolution pursuant to Section 2.06(d) of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Closing Statement and be final and binding upon the Seller and the Purchaser for the purposes of this Agreement upon the earliest to occur of (i) the delivery by the Seller of the Notice of Acceptance or the failure of the Seller to deliver the Notice of Disagreement by the Objection Deadline Date; (ii) the resolution of all Disputed Items by the Seller and the Purchaser pursuant to Section 2.06(d)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 2.06(d)(iv) by the Neutral Accountant. Within five (5) Business Days after the Final Closing Statement becomes or is deemed to be final and binding upon the Parties, an adjustment to the Estimated Closing Date Payment Amount and a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

(i)                                      If the Closing Date Payment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.06, exceeds the Estimated Closing Date Payment Amount (such difference, the “Closing Underpayment”), the Purchaser shall pay to the Seller an amount equal to such Closing Underpayment to the Purchase Price Bank Account or to another bank account designated in writing by the Seller (such designation to be made within two (2) Business Days after the Final Closing Statement becomes or is deemed final).

(ii)                                       If the Closing Date Payment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.06, is less than the Estimated Closing Date Payment Amount (such difference, the “Closing Overpayment”), the Seller shall pay to the

Purchaser an amount equal to such Closing Overpayment to a bank account designated in writing by the Purchaser (such designation to be made within two (2) Business Days after the Final Closing Statement becomes or is deemed final).

(iii)                                     For the avoidance of doubt, if the Closing Date Payment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.06, is equal to the Estimated Closing Date Payment Amount, no payment shall be made.

Section 2.07          Payment of Tax Attribute Benefit Amounts. For the taxable year including the Closing Date and through the end of the taxable year ending eight (8) years following the end of the taxable year that includes the Closing Date, the Purchaser shall deliver or cause to be delivered to the Seller an amount equal to the sum of (i) the Dollar value of (A) eighty percent (80%) multiplied by (B) the Tax savings from the utilization or monetization of Closing Date ICMS/IPI Tax Credits and the Closing Date Net Operating Loss Carryovers following the Closing Date plus (ii) the Dollar value of (C) eighty percent (80%) multiplied by (D) the excess, if any, of (x) the Tax savings from the utilization or monetization of any Closing Date PIS/COFINS Tax Credits following the Closing Date over (y) the Tax Benefit Threshold Amount. For purposes of this Section 2.07, the Tax savings described in the immediately preceding sentence shall be determined at the time actually realized by the Company; provided, that at the time any such Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits or Closing Date Net Operating Loss Carryovers are actually realized by the Company, if any Affiliate of the Company that is a Brazilian taxpayer also has ICMS, PIS/COFINS, IPI or Net Operating Loss Carryovers of the same nature and character (including the same taxing jurisdiction) (the “Affiliate Tax Attributes”) available to be used by the Company at such time, the Tax savings amount deemed to be realized from the Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits and Closing Date Net Operating Loss Carryovers shall be deemed to be equal to (a) the total Tax savings amount (taking into account both the Affiliate Tax Attributes and the Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits or Closing Date Net Operating Loss Carryovers) realized at such time, in each case of the same nature and character (including the same taxing jurisdiction) (the “Aggregate Tax Savings”) minus (b) the lesser of (x) the actual Affiliate Tax Attributes of the same nature and character (including the same taxing jurisdiction) or (y) the product of 50% multiplied by the Aggregate Tax Savings, provided, however, that the total Tax savings amount deemed to be realized from the Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits and Closing Date Net Operating Loss Carryovers shall not exceed the amount of Tax savings amount that would be realized if there were no Affiliate Tax Attributes available as of such time. An example of the intention of the parties with respect to such calculation is set forth in Exhibit 2.07. Any amount required to be paid by the Purchaser shall be paid to the Seller within ten (10) days of realization of such reduction in Tax. A reduction in Tax will be considered to be realized for purposes of this Section 2.07 at the time that the applicable Tax Return is filed on which such Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits or Closing Date Net Operating Loss Carryover is taken into account and the amount of the reduction shall equal 100% of any Closing Date ICMS/IPI Tax Credits and Closing Date PIS/COFINS utilized and 34% of any Closing Date Net Operating Loss Carryovers recognized, as applicable. Any such amount payable under this Section 2.07 shall be converted from Reals into Dollars based on the PTAX selling rate as published by Banco Central do Brasil (BACEN) on the date such reduction of Tax is considered to be realized. The Purchaser shall provide to Seller a statement of the amount of any Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits and Closing Date Net Operating Loss Carryovers realized, together with supporting calculations and details, on an annual basis (or, in the case of Closing Date ICMS/IPI Tax Credits or Closing Date PIS/COFINS Tax Credits if requested by the Seller, on a quarterly basis).

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the applicable Sections of the Disclosure Schedule (any reference in a particular Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure), as follows:

Section 3.01             Organization, Authority and Qualification of the Seller.

(a)                The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its assets and to conducts its business as currently conducted and has all necessary power and authority to enter into this Agreement, and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing (x) would not have a Material Adverse Effect or (y) would not be reasonably expected to prevent or materially delay the ability of the Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon its execution each of the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon is execution each of the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 3.02             Ownership of Quotas. The Quotas are directly and beneficially owned by the Seller, free and clear of all Encumbrances. The Seller has good title to the Quotas and has the right, authority and power to sell, assign and transfer the Quotas to the Purchaser. Upon the consummation of the transactions contemplated hereby, the Purchaser will acquire good and valid title to the Quotas, free and clear of all Encumbrances, except for any Encumbrances created by the Purchaser.

Section 3.03             Organization, Authority and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.04           Capitalization.

(a)                The authorized capital stock of the Company consists of 389,143,236 quotas, R$1.00 par value per quota, of which 389,143,236 quotas are outstanding as of the date of this Agreement.

(b)               All of the Quotas are validly issued, fully paid and nonassessable, are held of record and beneficially by the Seller and were not issued in violation of any preemptive rights. The Quotas constitute all of the issued and outstanding capital stock of the Company. Except as set forth in Section 3.04 of the Disclosure Schedule, the Company has no Subsidiaries and owns no equity securities or other ownership interest of any other Person.

(c)                There are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or other rights, agreements, arrangements or commitments relating to the Quotas or obligating either the Seller or the Company to issue or sell any quotas, or any other equity security or interest in, the Company, and the Quotas have not been pledged or assigned to any Person. There is no Indebtedness having the right to vote on any matters on which the equityholders of the Company may vote. There are no voting trusts, stockholder agreements or other agreements to which or by which the Company is party or bound with respect to the voting, transfer or other disposition of its quotas or other equity interests.

Section 3.05             No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.06, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of the Seller or the Company, (b) violate any Law or Governmental Order applicable to the Seller or the Company or (c) violate, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the Quotas pursuant to any Contract to which the Seller or any of its Subsidiaries is a party or by which any of their respective assets or the Quotas is bound or affected, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect.

Section 3.06             Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.06 of the Disclosure Schedule or (b)  where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect.

Section 3.07             Financial Information.

(a)                Section 3.07(a) of the Disclosure Schedule sets forth (i) the unaudited balance sheet and income statement of the Company as of and for the ten (10) month period ended October 31, 2017 (the “Balance Sheet Date”), and (ii) the audited balance sheet, income statement and statement of changes in equity of the Company as of and for the fiscal year ended December 31, 2016 (collectively, the “Financial Statements”).

(b)               The Financial Statements (i) were derived from and are in accordance with the books of account and other financial records of the Seller and its Subsidiaries (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the interim Financial Statements do not contain footnotes and other presentation items that may be required by GAAP that are not material to the Company), and (iii) fairly present in all material respects the assets, liabilities, income and in the case of annual financial statements, equity of the Company as of the dates thereof and the results of operations of the Company for the periods then ended, subject in each case to normal year-end adjustments, none of which, individually or in the aggregate, are expected to be material to the Company.

Section 3.08             Absence of Undisclosed Liabilities. The Company does not have any Liabilities of a nature to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Financial Statements (including the notes thereto), (b) set forth in Section 3.08 of the Disclosure Schedule, or (c) incurred since the Balance Sheet Date in the ordinary course of business of the Company.

Section 3.09             Absence of Certain Changes. Since the Balance Sheet Date and through the date hereof, (a) the Company has been conducted in the ordinary course of business in all material respects, (b) there has not occurred any Material Adverse Effect and (c) the Company has not taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of the Purchaser in accordance with Section 5.01.

Section 3.10             Litigation; Orders. Since December 31, 2014, there have been, no Actions pending and, to the Knowledge of the Seller, there are no Actions currently threatened, (i) by or against the Reorganized Company or involving, directly or indirectly, the Reorganized Company or any of its assets or (ii) seeking to prevent, challenge, enjoin or otherwise delay the consummation of any of the transactions contemplated by this Agreement. There is no Governmental Order outstanding to which the Reorganized Company or its assets are subject. There is no unsatisfied judgment, penalty or award against or affecting the Reorganized Company or its assets.

Section 3.11             Compliance with Laws; Permits. Since December 31, 2014, the Reorganized Company has been in material compliance with all Laws and Governmental Orders applicable to the Reorganized Company and is not in violation of any such Law or Governmental Order. The Reorganized Company holds all licenses, permits, authorizations, orders and approvals from, and have made all filings, applications and registrations with, each Governmental Authority (collectively, the “Permits”) necessary for the operation of the business of the Reorganized Company. The Reorganized Company is in compliance in all material respects with the terms of all such Permits, all Permits are in full force and effect and the Reorganized Company has not received notice from any Governmental Authority alleging that it is in violation of any of the terms or conditions of any Permits. The Reorganized Company has not received, since January 1, 2017, notice from any Governmental Authority that any of the Permits will not be renewed, or will otherwise be revoked, withdrawn, cancelled, suspended or adversely modified, and there are no Actions pending or, to the Knowledge of the Seller, threatened, to revoke, withdraw, cancel, suspend or adversely modify any Permit. Section 3.11 of the Disclosure Schedule sets forth each Permit issued or granted to the Reorganized Company that is material to the operation of the business of the Reorganized Company as it is conducted as of the date hereof.

Section 3.12             Environmental Matters(a).

(a)                Except as has not had or would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Reorganized Company or prevent or materially delay the ability of the Seller to perform its obligations under, and to consummate the transactions contemplated by this Agreement, (i) the Reorganized Company is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, and (ii) there are no written claims pursuant to any Environmental Law pending or, to the Seller’s Knowledge, threatened, against the Reorganized Company.

(b)               The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.12 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Reorganized Company, or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.13             Intellectual Property.

(a)                Except as has not had or would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Reorganized Company or prevent or materially delay the ability of the Seller to perform its obligations under, and to consummate the transactions contemplated by this Agreement, the Reorganized Company is the exclusive owner of the Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)               To the Knowledge of the Seller, except as would not be material to the Reorganized Company taken as a whole (i) no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property and
(ii) the operation of the Reorganized Company does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party that is valid, enforceable and unexpired. In the twenty-four (24) months prior to the date of this Agreement, the Reorganized Company has not received any written notice alleging that the operation of the Reorganized Company infringes any third party’s Intellectual Property.

(c)                As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Knowledge of the Seller, threatened in writing against the Reorganized Company concerning the matters described in Section 3.13(b)(ii); provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Reorganized Company shall be deemed to be “threatened” rather than “pending.”

(d)               To the Knowledge of the Seller, the Reorganized Company has used commercially reasonable efforts to protect the confidentiality of the material trade secrets and material confidential information that is, in each case, part of the Owned Intellectual Property, and no material trade secret or confidential information of the Reorganized Company has been disclosed without authorization to, or misappropriated, by any third party. To the Knowledge of the Seller, the Reorganized Company has implemented commercially reasonable measures with respect to data and information technology security, backup, and intrusion detection and prevention.

(e)                To the Knowledge of the Seller, the Owned Intellectual Property, together with the interests and rights granted to the Purchaser and its Affiliates through the Ancillary Agreements that provide licenses or sublicenses to certain Intellectual Property owned by or licensed to Seller, taken together, constitute all of the Intellectual Property and intellectual property rights that are necessary for the conduct of the business of the Reorganized Company in the manner and to the extent now conducted.

(f)                Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.13 are the only representations and warranties being made by Seller in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to Intellectual Property.

Section 3.14             Real Property.

(a)                The Reorganized Company does not own any Real Property.

(b)               Section 3.14(b) of the Disclosure Schedule sets forth the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Such lessee has a valid and binding leasehold or servitude interest in each parcel of Leased Real Property (except for Leased Rural Real Property as identified on Section 3.14(b) of the Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances.

(c)                There has not been any sublease or assignment entered into by the Reorganized Company or any of its Affiliates in respect of the leases relating to the Leased Real Property.

Section 3.15             Tangible Personal Property; Sufficiency of Assets.

(a)                The Reorganized Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Encumbrances, except for Permitted Encumbrances, to all of the material tangible personal property and assets reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, since the Balance Sheet Date. The Reorganized Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of its business as currently conducted. Except as has not had or would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Reorganized Company or prevent or materially delay the ability of the Seller to perform its obligations under, and to consummate the transactions contemplated by this Agreement, all of the tangible personal property used in the business of the Reorganized Company is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. Neither the Seller nor any of its Subsidiaries (other than the Reorganized Company) possesses, or has the right to use, any tangible or intangible personal property owned or leased by the Reorganized Company.

(b)               The assets, properties, interests and rights (leased and owned) of the Reorganized Company, the services provided pursuant to the Transition Services Agreement, the assets and liabilities transferred to SMA pursuant to Schedule 5.10, including Exhibits B, C, D and E thereto, and any other rights or licenses granted or services provided pursuant to any other Ancillary Agreement, taken together, constitute all of the assets, properties, interests and rights that are actually owned or licensed by Seller or its Subsidiaries and are necessary for the conduct of the business of the Company as conducted as of the date hereof and are sufficient (subject, in the case of Intellectual Property, to the representations and warranties of the Seller set forth in Section 3.13 (Intellectual Property)) to enable the Company to conduct its business in substantially the same manner as it is conducted on the date hereof, in each case, other than the various administrative services provided by the Seller and its Subsidiaries (other than the Reorganized Company), including bookkeeping, legal support, payroll services, insurance, human resources support, purchasing, and other related activities.

Section 3.16             Employee Benefit Matters.

(a)                Plans and Material Documents. Section 3.16(a) of the Disclosure Schedule lists the Seller Plans and the Company Plans (collectively, the “Plans”), and identifies each as either a Seller Plan or a Company Plan. The Seller has made available to the Purchaser a copy of each Company Plan. With respect to each Seller Plan, the Seller has made available to the Purchaser one of the following: (i) a copy of the plan document as amended to the date hereof; (ii) the most recent summary plan description (including all amendments thereto through the date hereof); or (iii) a summary or written description of such Seller Plan.

(b)               Company Employees. Section 3.16(b) of the Disclosure Schedule contains a list of all of the Company Employees as of the date hereof or by name, title, years of service, location and annual base compensation (including annual base salary and annual target bonus), except to the extent that such information may not be disclosed under applicable data privacy and protection Laws. Section 3.16(b) of the Disclosure Schedule may be updated from time to time as necessary so that all such Company Employees as of the Closing Date are included thereon, subject to compliance with applicable data privacy and protection Laws.

(c)                Plan Compliance. Each Company Plan has been maintained in all materials respects in accordance with its terms and the requirements of all applicable Laws. Each of the Seller, its Affiliates and the Reorganized Company, as applicable, has performed the obligations required to be performed by it under, is not in default under or in violation of, and to the Knowledge of the Seller, there is not any default or violation by any party to, any Company Plan. No Action is pending or, to the Knowledge of the Seller, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course of business).

(d)               Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.16 constitute the sole representations and warranties being made by Seller in this Agreement with respect to employee benefit matters.

Section 3.17             Labor and Employment Matters(a). Except as has not had or would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Reorganized Company or prevent or materially delay the ability of the Seller to perform its obligations under, and to consummate the transactions contemplated by this Agreement, the Reorganized Company is currently in compliance with all Laws related to the employment of labor, including those related to wages, hours and collective bargaining. Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.17 constitute the sole representations and warranties being made by the Seller in this Agreement with respect to labor and employment matters.

Section 3.18             Taxes.

(a)                Tax Returns. All material Tax Returns required to have been filed by or with respect to the Reorganized Company have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been true, correct and complete in all material respects. All Taxes of the Reorganized Company (whether or not shown on any Tax Return as owing) have been paid or will be timely paid or are fully provided for in the Financial Statements.

(b)               Tax Audits. Except as set forth on Schedule 3.18(b) of the Disclosure Schedule, no examination or audit of any Tax Return of the Reorganized Company by any Taxing Authority is currently in progress, and to the Knowledge of the Seller, no such examination or audit has been threatened in writing.

(c)                Tax Allocation Agreements. The Reorganized Company is not a party to any Tax allocation or Tax sharing agreement (other than an agreement the principal subject matter of which is not Taxes) with any Person (other than the Seller or any of the Seller’s Affiliates), and after the Closing Date, the Reorganized Company will not be bound by any such agreement or similar arrangement entered into prior to the Closing Date or will have any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(d)               Consolidated Groups. The Reorganized Company (i) has not been a member of a consolidated, combined, unitary, or affiliated Tax group or (ii) has no actual or potential liability for Taxes of another Person by reason of having been a member of a consolidated, combined, unitary, or affiliated Tax group, by operation of Law, as a transferee or successor, by contract or otherwise.

(e)                Waiver of Statute of Limitations. The Reorganized Company has not (i) waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency or (ii) made or entered into any material consent or agreement as to Taxes that will remain in effect following the Closing Date.

(f)                Encumbrances. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Reorganized Company.

(g)                The amount of Tax chargeable on the Reorganized Company is not and has not been affected to any material extent by any concession, tax ruling, agreement or other formal or informal arrangement with any Taxing Authority (not being a concession, agreement or arrangement available to companies generally). The Reorganized Company is not subject to a special regime in respect of Tax.

(h)               The Reorganized Company has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted or withheld.

(i)                 No charge to Tax will arise on the Reorganized Company by virtue (whether alone or in conjunction with any other event or circumstance) of the entering into and/or completion of (i) the Pre-Closing Restructuring or (ii) this Agreement, except that, as a result of the proposed spin-off of the Company under the Pre-Closing Restructuring and the consequent termination of the Company’s tax basis period, this may lead to the anticipation of the payment of Taxes and will trigger certain ancillary Tax obligations under applicable Law.

(j)                 The Reorganized Company does not have, nor has had, a branch, agency or permanent establishment in a country other than the country of its incorporation.

(k)               The Reorganized Company is duly registered for the purposes of PIS/COFINS and the Reorganized Company has complied with all statutory provisions, rules, regulations, orders and directions concerning PIS/COFINS, including the making on time of accurate returns and payments and the maintenance of records.

(l)                 Notwithstanding anything in this Agreement to the contrary, the Seller makes no representation or warranty in this Article III, directly or indirectly, regarding (i) any Taxes of the Reorganized Company for any Post-Closing Period or (ii) the existence, amount, value or condition of, or any limitations on, any Tax Attribute of the Reorganized Company arising in any Pre-Closing Period or the ability of the Purchaser or any of its Affiliates (including, after the Closing Date, the Reorganized Company) to utilize any such Tax Attribute after the Closing Date.

(m)             Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 3.16 and this Section 3.18 constitute the sole representations and warranties being made by the Seller in this Agreement with respect to Taxes.

Section 3.19             Material Contracts.

(a)                Section 3.19(a) of the Disclosure Schedule sets forth each of the following Contracts (other than with respect to any Plans) to which the Reorganized Company is a party, or under which any of its assets or properties is bound and in effect as of the date of this Agreement (such Contracts being “Material Contracts”), in each case, except for the Contracts to be assigned to an Affiliate of the Seller pursuant to the Pre-Closing Restructuring:

(i)                                         any Contract for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders) providing for aggregate payments within the last twelve calendar months prior to the date of this Agreement in excess of R$50,000;

(ii)                                       any Contract that is with a customer, reseller or distributor in connection with the sale of products and services of the Reorganized Company, and which provides for aggregate payments or receivables within the last twelve calendar months prior to the date of this Agreement in excess of R$50,000;

(iii)                                     any Contract pursuant to which the Reorganized Company has been appointed a partner, reseller or distributor or manufacturer, or has appointed another party as a partner, reseller, or distributor or manufacturer, and which provides for aggregate payments or receivables within the last twelve calendar months prior to the date of this Agreement in excess of R$50,000;

(iv)                                     any Contract concerning the establishment or operation of a partnership or joint venture;

(v)                                       all Contracts containing provisions restricting the right of the Reorganized Company (or, as of immediately following the Closing, its Affiliates) to compete with any Person or from engaging in any line of business;

(vi)                                     all Contracts containing provisions prohibiting the Reorganized Company (or, as of immediately following the Closing, its Affiliates) from soliciting any Person to enter into a business or employment relationship with the Reorganized Company;

(vii)                                   any Contract entered into within the three year period prior to the date hereof relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any material business, corporation, partnership, association, joint venture or other business organization, or any division, operating unit or product line of the Reorganized Company with respect to which there remains outstanding obligations on the part of the Seller or its Affiliates (including the Reorganized Company);

(viii)                                 all material Company IP Agreements;

(ix)                                     all Contracts relating to Indebtedness of the Reorganized Company or pursuant to which the Quotas or any material assets of the Reorganized Company are subject to any Encumbrances, other than Permitted Encumbrances;

(x)                                       all Contracts with any Governmental Authority, and which provides for aggregate payments or receivables within the last twelve calendar months prior to the date of this Agreement in excess of R$50,000;

(xi)                                     any Contract for capital expenditures in excess of R$50,000;

(xii)                                   any Contract involve the settlement, release, compromise or waiver of any material rights, Actions, duties or liabilities for an amount in excess of R$50,000 or that involves any non-monetary remedy affecting the Company (other than customary confidentiality, non-disparagement, release and other such obligations that are ancillary to any settlement, waiver or compromise that is otherwise permitted pursuant to this clause (xii);

(xiii)                                 all Contracts between the Reorganized Company and any of its officers, managers, partners or other Affiliates, and which provides for aggregate payments or receivables within the last twelve calendar months prior to the date of this Agreement in excess of R$50,000;

(xiv)                                 any Contract containing “take or pay”, “requirements” or other similar provisions obligating any Person to provide the quantity of goods or services required by another Person, and which provides for aggregate payments or receivables within the last twelve calendar months prior to the date of this Agreement in excess of R$50,000;

(xv)                                   any Contract under which the Reorganized Company has advanced or loaned any amount to any of its directors, officers or employees other than in the ordinary course of business; and

(xvi)                                 all other Contracts that are material to the Reorganized Company taken as a whole.

(b)               Except for the Contracts set forth on Section 3.19(b) of the Disclosure Schedule, neither the Seller nor any of its Affiliates is party to any Contract (i) with Nenter & Co., Inc. or any of its Affiliates or (ii) with Novvi LLC or any of its Affiliates (collectively, the “Key Supply Contracts”).

(c)                The Seller has made available to the Purchaser true, correct and complete copies of each Material Contract and each Key Supply Contract, including all amendments, modifications and side letters with respect thereto. Each Material Contract and each Key Supply Contract (i) is valid and binding on the Reorganized Company or the Seller, as applicable, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect, except to the extent, in the case of clauses (i) and (ii), such Material Contract or such Key Supply Contract has expired in accordance with its terms. Neither the Seller nor the Reorganized Company is in material breach of, or material default under, any Material Contract or Key Supply Contract to which it is a party and to the Knowledge of the Seller, no counterparty thereto is in material breach of, or material default under, any Material Contract or Key Supply Contract. To the Knowledge of the Seller, as of the date hereof, no counterparty to any Material Contract or Key Supply Contract has notified the Seller or the Reorganized Company in writing that it intends to materially adversely modify its business relationship with the Seller or the Reorganized Company, as applicable.

Section 3.20             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or the Reorganized Company.

Section 3.21             Disclaimer of the Seller. EXCEPT AS SET FORTH IN THIS ARTICLE III and in the ancillary agreements, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE QUOTAS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE COMPANY BY THE PURCHASER AFTER THE CLOSING, (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY AFTER THE CLOSING, (IV) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE SELLER OR ITS AFFILIATES, (V) ANY OTHER INFORMATION MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, OR (VI) AS TO ANY OTHER MATTER OR THING. EXCEPT AS SET FORTH IN THIS ARTICLE III, ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. EXCEPT IN THE CASE OF FRAUD, OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLER SET FORTH IN ARTICLE IX, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE COMPANY, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS ARTICLE III AND THE ANCILLARY AGREEMENTS, ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Section 4.01             Organization and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, the Credit Agreement and the Transition Services Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in material liability to the Purchaser or materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the Credit Agreement and the Transition Services Agreement. The execution and delivery by the Purchaser of this Agreement, the Credit Agreement and the Transition Services Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon its execution the Credit Agreement and the Transition Services Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon its execution the Credit Agreement and the Transition Services Agreement shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.02                                  No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement, the Credit Agreement and the Transition Services Agreement do not and will not (a) violate or result in the breach of any provision of its organizational documents, (b)  violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c)  result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any material Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Purchaser or materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the Credit Agreement and the Transition Services Agreement.

Section 4.03                                  Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement, the Credit Agreement and the Transition Services Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except for the matters disclosed in Section 3.06 of the Disclosure Schedule and where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement, the Credit Agreement and the Transition Services Agreement.

Section 4.04                                  Investment Purpose. The Purchaser is acquiring the Quotas solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws and all applicable Brazilian securities laws. The Purchaser agrees that the Quotas may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Quotas for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.05                                  Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, seeking to prevent, challenge, enjoin or otherwise delay the consummation of the transactions contemplated hereby.

Section 4.06                                  Financing The Purchaser currently has and as of the Closing will have all funds necessary to (i) pay the Purchase Price and all other amounts payable under this Agreement and the Ancillary Agreements, (ii) pay any fees and expenses payable by the Purchaser in connection with transactions contemplated hereby and thereby, and (iii) satisfy any of its other payment obligations hereunder or thereunder. DSM Finance BV, an Affiliate of Purchaser, currently has and as of the Closing will have all funds necessary to advance the loan under the Credit Agreement and satisfy any of its other payment obligations under the Credit Agreement.

Section 4.07             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.08             Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets (including Contracts), liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was undertaken by the Purchaser and its Affiliates and representatives. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinion of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and in the Ancillary Agreements). The Purchaser hereby agrees and acknowledges that other than the representations and warranties made in Article III and in the Ancillary Agreements, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Quotas.

Article V

ADDITIONAL AGREEMENTS

Section 5.01             Conduct of Company Prior to the Closing. The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, as expressly permitted by this Section 5.01 or required by this Agreement, including the Pre-Closing Restructuring, or by applicable Law, between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 10.01, the Seller shall (i) conduct the business of the Company in the ordinary course of business in all material respects, (ii) conduct its working capital and cash and inventory management practices (including the collection of accounts receivable and the payment of accounts payable) in the ordinary course of business, and (iii) use its reasonable efforts to preserve intact in all material respects the business organization of the Company. Except as described in Section 5.01 of the Disclosure Schedule, as expressly permitted by this Section 5.01 or required by this Agreement, including the Pre-Closing Restructuring, or by applicable Law, the Seller covenants and agrees that, between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 10.01, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not:

(a)                (i) issue, sell or otherwise directly or indirectly transfer any capital stock, notes, bonds or other securities of the Company (or any option, warrant or other right to acquire the same), or (ii) redeem any of the capital stock of the Company;

(b)               directly or indirectly issue, sell, lease, transfer or otherwise dispose (other than the sale of inventory in the ordinary course of business) of or permit or allow all or any portion of any of the assets of the Company (whether tangible or intangible) or any Leased Real Property to be subjected to any Encumbrance, other than Permitted Encumbrances;

(c)                amend or restate the Governing Documents of the Company;

(d)               acquire, dispose of, abandon or exclusively license any material asset or property of the Company other than in the ordinary course of business;

(e)                delay payment of any account payable or other Liability of the Company beyond its due date or the date when such Liability would have been paid in the ordinary course of business;

(f)                enter into, extend, materially amend, cancel or terminate any Material Contract, any Key Supply Contract or any agreement which, if entered into prior to the date hereof, would be a Material Contract or Key Supply Contract, other than ordinary course purchaser orders with a customer or supplier or any Contract that constitutes or would constitute a Material Contract pursuant to clauses (i), (ii), (iii), (xi) and (xii) of Section 3.19(a) that the Company is otherwise permitted to enter into pursuant to this Section 5.01;

(g)                grant or announce any material increase in the salaries, bonuses or other benefits payable by the Company or to any Company Employees, other than (i) as required by Law, (ii) pursuant to any Plans, as existing on the date hereof, or (iii) as identified on Schedule 5.01 of the Disclosure Schedule;

(h)               change any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

(i)                 pay or discharge, enter into any settlement with respect to, or waive or compromise, any Action that is material to the Company or that involves any non-monetary remedy affecting the Company (other than customary confidentiality, non-disparagement, release and other such obligations that are ancillary to any settlement, waiver or compromise that is otherwise permitted pursuant to this clause (i));

(j)                 (A) make or commit to make capital expenditures on or after January 1, 2018 in excess of a monthly budget for 2018 mutually agreed by the Parties, plus five percent (5%), or (B) fail to make (x) the capital expenditures set forth in Section 5.01(j) of the Disclosure Schedule scheduled to be made on or prior to December 31, 2017 or (y) the capital expenditures in accordance with a monthly budget for 2018 mutually agreed by the Parties; provided that a failure to make less than 5% of any monthly capital expenditure amount set forth in such budget shall not be deemed a breach of this clause (y);

(k)               incur any Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person, other than extensions of trade credit to customers and other Persons doing business with the Company (but excluding employees of the Company) in the ordinary course of business;

(l)                 make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to a material amount of Tax, enter into any closing agreement, extend the statute of limitations period for the assessment or collection of any material amount of Tax, or surrender any right to claim a material Tax refund; or

(m)             commit or agree to take any of the actions specified in this Section 5.01, except as contemplated by this Agreement.

Section 5.02             Access to Information.

(a)                From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause its officers, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, properties and books and records of the Company and (ii) furnish to the officers, employees, and authorized agents and Representatives of the Purchaser such additional financial and operating data and other information regarding the Company (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would reasonably be expected to, based on advice of the Company’s legal counsel, (x) violate any attorney client or other legal privilege or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, including data privacy and protection Laws applicable to employee personal information.

(b)               In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Company, for a period of seven (7) years after the Closing or the relevant period for the statute of limitations, the Purchaser shall (i) retain the books and records of the Company relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify the Seller at least twenty (20) Business Days in advance of destroying any such books and records in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.02(b).

(c)                In order to facilitate the resolution of any claims made against or incurred by the Purchaser relating to the Company, for a period of seven (7) years after the Closing or the relevant period for the statute of limitations, the Seller shall (i) retain the books and records of the Company relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Purchaser at least twenty (20) Business Days in advance of destroying any such books and records in order to provide the Purchaser the opportunity to copy such books and records in accordance with this Section 5.02(c).

Section 5.03             Confidentiality.

(a)                The terms of the Mutual Confidentiality Agreement dated as of October 19, 2017 (the “Confidentiality Agreement”) between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) to the extent relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall nonetheless continue in full force and effect.

(b)               Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Proprietary Information provided to the Purchaser pursuant to Section 5.02(a) or otherwise by or on behalf of the Seller or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement. After the Closing Date, the Seller and its Affiliates shall, and shall use reasonable best efforts to cause their respective Representatives to hold in confidence and not disclose, publish or make use of, without the prior written consent of the Purchaser, all knowledge and information of a proprietary or confidential nature relating to the business or personnel, assets or Liabilities of the Company.

Section 5.04             Regulatory and Other Authorizations; Notices and Consents.

(a)                The Parties shall use reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each Party agrees to make as promptly as practicable (and in the case of any filings and notifications mandated by the Laws of Brazil within two (2) Business Days) after the date of this Agreement its respective filings and notifications, if any, under any applicable antitrust, competition, or trade regulation Law, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to any such applicable antitrust, competition, or trade regulation Law. The Seller shall not be required to pay any fees or other payments to any antitrust Governmental Authorities in order to obtain any such authorization, consent, order or approval.

(b)               Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to seek the termination or expiration of any applicable waiting period mandated by the Laws of Brazil. Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority, neither the Purchaser nor any of its Affiliates shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Purchaser the Company or any of their respective Affiliates.

(c)                Each Party shall keep the other Party apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the transaction contemplated hereby, including promptly notifying the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the transaction contemplated hereby under any applicable antitrust, competition, or trade regulation Laws and shall permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed communication by such Party to any Governmental Authority relating to such matters. Neither Party shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it uses commercially reasonable efforts to consult with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting, telephone call or discussion. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Subject to the Confidentiality Agreement, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)               The Purchaser shall not enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially delay beyond the Outside Date the Parties’ ability, to (i) obtain the expiration or termination of the waiting period under any antitrust, competition, or trade regulation Law applicable to the transaction contemplated hereby, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

Section 5.05             Third Party Consents. The Purchaser and the Seller shall use commercially reasonable efforts to obtain any consents, approvals and authorizations as may be necessary for the consummation of the transactions contemplated hereby; provided that, except as expressly contemplated by this Agreement, the Seller shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; provided, further, that, except as expressly contemplated by this Agreement, the obtaining of any such consents shall not be deemed to be conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

SECTION 5.06                                  Notifications; Update of Disclosure Schedule. From and after the date hereof until the Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied or being materially delayed.

Section 5.07                                  Insurance. From and after the Closing Date, the Company shall cease to be insured by the Seller’s insurance policies or by any of its self-insurance programs. For the avoidance of doubt, the Seller and its Affiliates (other than the Company) shall retain all rights to control their insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs notwithstanding whether any such policies or programs apply to any Liabilities of the Purchaser or any of its Affiliates (including the Company).

Section 5.08             Privileged Matters; Conflicts Waiver.

(a)                The Purchaser, on behalf of itself and its Affiliates (including the Company following the Closing) (collectively, the “Purchaser Related Parties”), hereby waives, and agrees not to allege, any claim that Shearman & Sterling LLP or Pinheiro Neto Advogados has a conflict of interest or is otherwise prohibited from representing the Seller or any of its Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Purchaser Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Purchaser Related Parties and even though Shearman & Sterling LLP or Pinheiro Neto Advogados may have represented the Company in a matter substantially related to such matter or dispute.

(b)               The Purchaser, on behalf of itself and all other Purchaser Related Parties acknowledges and agrees that the Company’s attorney-client privilege, attorney work-product protection and expectation of client confidence to the extent involving any proposed sale of the Company or any other transaction contemplated by this Agreement (but not general business matters of the Company, to the extent they are governed by Section 5.08(c)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Seller and its Affiliates, and may be waived only by the Seller. The Purchaser and the Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Purchaser or by the Company upon consummation of the Closing; and (ii) in the event of a dispute between the Purchaser or the Company, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that the Company produce privileged materials or attorney work-product of the Seller or its Affiliates, the Purchaser shall cause the Company to assert such attorney-client privilege on behalf of the Seller or its Affiliates to prevent disclosure of privileged materials or attorney work-product to such third party.

(c)                The Purchaser and the Seller acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving general business matters of the Company and arising prior to the Closing for the benefit of both the Seller and its Affiliates, on the one hand, and the Company, on the other hand, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) the Seller or its Affiliates without the prior written consent of the Purchaser; or (ii) by the Company without the prior written consent of the Seller; provided, however, that any such privileged materials or protected attorney-work product information, whether arising prior to, or after the Closing Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such Party.

(d)               This Section 5.08 is for the benefit of the Seller, the Seller Related Parties, Shearman & Sterling LLP and Pinheiro Neto Advogados, and the Seller Related Parties, Shearman & Sterling LLP and Pinheiro Neto Advogados are express third-party beneficiaries of this Section 5.08. This Section 5.08 shall be irrevocable, and no term of this Section 5.08 may be amended, waived or modified, except in accordance with Section 11.07 or Section 11.08, as the case may be, and with the prior written consent of Shearman & Sterling LLP or Pinheiro Neto Advogados, as applicable, and the Seller Related Party affected thereby. This Section 5.08 shall survive the Closing and shall remain in effect indefinitely.

Section 5.09           Release from Seller Credit Support Instruments. At or prior to the Closing, the Purchaser shall, and shall cause its Affiliates (collectively, the “Purchaser Group”) to, use its reasonable best efforts to, and the Seller shall provide all reasonable assistance as may be necessary to the Purchaser to, cause the release of the Seller and each of its Affiliates (other than the Company) from the Seller Credit Support Instruments, including effecting such release by providing guarantees or other credit support, and the Purchaser shall, and shall cause its Affiliates to, be substituted in all respects therefor, so that the applicable member of the Purchaser Group shall be solely responsible for the obligations of such Seller Credit Support Instruments. Without limiting the Purchaser’s undertaking in the foregoing sentence, to the extent that the Seller or any of its Affiliates (other than the Company) have performance obligations under any Seller Credit Support Instrument after the Closing, (a) the Purchaser shall not permit any member of the Purchaser Group (including the Company) to renew or extend the term of, increase its obligations under, or transfer to a third party, any such Seller Credit Support Instrument, and (b) the Purchaser shall, or shall cause a member of the Purchaser Group to, (i) perform such obligations on behalf of the Seller or its Affiliates (other than the Company) and (ii) otherwise take such action as requested by the Seller so as to put the Seller or its Affiliates in the same position as if the Purchaser, or such member of the Purchaser Group, had performed or was performing such obligations. All costs and expenses incurred in connection with the release or substitution of the Seller Credit Support Instruments shall be borne by the Purchaser, except that the Seller shall bear the cost and expense of its reasonable assistance as may be necessary to the Purchaser. In the event that any Seller Credit Support Instrument has not been terminated and that the Seller or the relevant Affiliate (other than the Company) has not been released as of the Closing Date, the Seller or the relevant Affiliate (other than the Company) shall be permitted to terminate such Seller Credit Support Instrument as promptly as practicable; provided that such termination does not result in termination or a material change to the Contract to which such Seller Credit Support Instrument applies, except in connection with the end of any primary or renewal term of any such Contract or Seller Credit Support Instrument. From and after the Closing, the Purchaser shall indemnify the Seller and its Representatives for any and all Losses first incurred following the Closing arising from, or relating to, the Seller Credit Support Instruments.

Section 5.10             Pre-Closing Restructuring. The Seller shall take all actions necessary to consummate, on or prior to the Closing Date, the restructuring actions set forth in Schedule 5.10 (the “Pre-Closing Restructuring”).

Section 5.12            Payoff of Indebtedness. At least two (2) Business Days prior to the Closing, the Seller shall deliver to the Purchaser payoff letters in form and substance reasonably acceptable to the Purchaser, from (a) each lender of Indebtedness (set forth in clause (a) of the definition thereof) of the Company as of the Closing and (b) the holder of the Guanfu Note and Guanfu Holding Co., Ltd., in each case, evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount of Indebtedness so identified is paid to such lender or other source of Indebtedness on the Closing Date, (x) such Indebtedness shall be repaid and extinguished in full and (y) all Encumbrances affecting any real or personal property of the Company will be released and (b) accompanied by appropriate forms of Encumbrance release (the “Payoff Letters”). Prior to Closing the Parties shall establish an escrow account for the deposit of the amount to be loaned to the Seller pursuant to the Credit Agreement, pursuant to which such funds may only be released upon the joint written instruction of the Parties to the account designated for payment in the Payoff Letter delivered by the holder of the Guanfu Note.

Section 5.13            Further Assurances. Each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, to satisfy the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the Parties the benefits contemplated by this Agreement in accordance with the terms hereof.

Section 5.14            Intercompany Obligations. The Seller shall, and shall cause its Subsidiaries to, take such action and make such payments and other dispositions (including any conversion into equity) as may be necessary so that, prior to or concurrently with the Closing, the Company, on the one hand, and the Seller and its Subsidiaries (other than the Company), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all intercompany loans, notes, balances, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest, without any consideration payable at or after the Closing or any further Liability of the Company at or after the Closing. The Seller shall, and shall cause its Subsidiaries to, take such actions as may be necessary to completely terminate, prior to or concurrently with the Closing, all Intercompany Agreements without any further Liability of the Company or its Affiliates following the Closing and completely release all claims against the Company thereunder.

SECTION 5.15            No Negotiation. Prior to the Closing Date, the Seller will not, and will cause its controlled Affiliates and each of their respective employees, officers, directors, representatives, and agents not to, participate in any discussions or negotiations (and as of the date hereof, the Seller and such Persons shall immediately cease any discussions or negotiations that are ongoing) regarding any third party relating to the direct or indirect acquisition of all or any material portion of the Company or its assets.

Section 5.16             Non-Solicitation.

(a)                Unless otherwise agreed to in writing by the Purchaser, during the period from and including the date hereof to the date that is eighteen (18) months following the Closing Date (the “Restricted Period”), neither the Seller nor any of its Subsidiaries will, directly or indirectly, on its own behalf or on behalf of any other Person, hire, employ, make an offer to hire or otherwise solicit for employment (collectively, “Solicit” or “Solicitation”, as applicable) (except, prior to the Closing, for the employment by the Reorganized Company in accordance with the terms of this Agreement) any person who is or was an employee of the Company (other than any Retained Employee) on or after August 15, 2017; provided, that from and after the date that is fifteen (15) months following the Closing Date, the Seller and its Subsidiaries shall be permitted to Solicit employees in accordance with Section 5.16(a) of the Disclosure Schedule; provided, further, that nothing in this Section 5.16(a) will be deemed to prohibit the Seller or any of its Subsidiaries from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards employees of the other party, so long as the Seller and its Affiliates do not thereafter Solicit any such Company Employees during the Restricted Period.

(b)               Unless otherwise agreed to in writing by the Seller, during the Restricted Period, neither the Purchaser nor any of its Affiliates (including the Company) will, directly or indirectly, on its own behalf or on behalf of any other Person, Solicit any person who is or was a Retained Employee on or after August 15, 2017; provided, however, that nothing in this Section 5.16(b) will be deemed to prohibit the Purchaser or any of its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards employees of the other party, so long as the Purchaser and its Affiliates do not thereafter Solicit any such Retained Employees during the Restricted Period.

(c)                The Parties acknowledge and agree that the covenants set forth in this Section 5.16 are necessary for the reasonable protection of each of the Parties and are a material inducement for each of the Parties to enter into this Agreement. The Parties acknowledge and agree that each of the Parties may not have an adequate remedy at law for any breach or threatened or attempted breach of the covenants and agreements set forth in in this Section 5.16, and each of the Parties shall, in addition to the other remedies that may be available to it under this Agreement or applicable Law, be entitled to equitable relief, including specific performance or injunctive relief for the enforcement of the covenants set forth in this Section 5.16. The Parties acknowledge and agree that the time, scope and geographic area of the covenants set forth in this Section 5.16 are reasonable, and if any such covenant is held to be unenforceable by reason of time, scope or geographic area, then such covenant shall be interpreted to extend to the maximum time, scope and geographic area for which it may be enforced as determined by a court of competent jurisdiction by final determination, and such covenant shall only apply in its reduced form. In the event of a breach or violation of this Section 5.16, the Restricted Period shall be tolled with respect to the applicable covenant for the duration of such breach or violation.

Section 5.17             Right of First Offer.

(a)                If at any time after the Closing the Purchaser or any of its Subsidiaries (including the Company) determines to, directly or indirectly, (i) close or significantly reduce production at the Brotas 1 Facility, or (ii) cease or significantly reduce the production of [*] (each, a “Facility Closure”), the Purchaser shall, or shall cause the applicable Subsidiary to, first offer to sell the Brotas 1 Facility for [*] in cash (the “Facility Price”) to the Seller or one of its Subsidiaries, which offer shall be conducted in accordance with the procedures set forth in this Section 5.17.

(b)               Following the determination by the Purchaser or the applicable Subsidiary to effect a Facility Closure, the Purchaser shall, or shall cause the applicable Subsidiary to, deliver a written offer (the “Facility Offer Notice”) to the Seller offering to sell the Brotas 1 Facility to the Seller for the Facility Price and assign to the Seller any then-active Key Supply Contracts. During the ninety (90) day period (the “Review Period”) following the delivery of the Facility Offer Notice, the Purchaser and the applicable Subsidiary shall provide the Seller and its agents and Representatives with reasonable access (at the Seller’s expense and during operating hours) to the Brotas 1 Facility, including (i) access to financial and operating data of the Brotas 1 Facility as the Seller may reasonably request, and (ii) such access and entry to the Brotas 1 Facility as the Seller may reasonably request to investigate and assess the condition (including the environmental condition) of the Brotas 1 Facility.  If the Seller notifies the Purchaser that it accepts the Facility Offer Notice within such period, the Seller will be irrevocably bound to purchase the Brotas 1 Facility for the Facility Price, and the Parties shall consummate the sale and assumption as soon as reasonably practicable following the delivery of such notice to the Purchaser, and in any event within ninety (90) days thereafter.  If the Seller fails to notify the Purchaser that it accepts the Facility Offer Notice within such period, then the offer set forth in the Facility Offer Notice will automatically expire at the end of such period and the Purchaser or the applicable Subsidiary may thereafter consummate the Facility Closure.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                In connection with the purchase and sale of the Brotas 1 Facility pursuant to this Section 5.17, (x) the Purchaser and the Seller shall negotiate in good faith the terms (including payment(s) to the Purchaser therefor) of assignments or sublicenses to the Seller of licenses then held by the Purchaser or an applicable Subsidiary for the production of farnesene, and (y) the Purchaser and the Seller each hereby agree (and agree to cause their controlled Affiliates) to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Section 5.17.  The Purchaser, the Seller and their respective Subsidiaries will each bear its own costs and expenses incurred in connection with the right of first offer contemplated by this Section 5.17 and any related sale of the Brotas 1 Facility.

Section 5.18            Transition Services Agreement. Promptly after the date hereof, the Parties shall negotiate the terms and conditions of the Transition Services Agreement. The principles governing the Transition Services Agreement shall be as follows:

(a)                The Seller and its Subsidiaries (other than the Company) shall provide to the Reorganized Company those services mutually agreed by the Parties that were provided to the Company on or prior to the date hereof in order to allow for the operation of the Reorganized Company in the ordinary course of business in substantially the same manner it was conducted as of the Closing Date.

(b)               The Purchaser and the Reorganized Company shall provide to the Seller and its Subsidiaries those services mutually agreed by the Parties in order to allow for the operation of the Brotas 2 Facility as contemplated by the Seller to be conducted.

(c)                All services referred to in the immediately preceding clauses (a) and (b) are referred to as the “Services.” All Services to be provided by a Party shall be provided at its direct unburdened costs and not in excess of per hour or per unit costs previously charged or on a pass-through basis with no mark-up (in the case of third party providers), it being understood for certain services a flat fee per period, usage or other fee may be appropriate. The compensation for and scope of the Services shall be set forth in statements of work to be agreed upon by the Parties on a project-by-project basis. All Services shall be performed at mutually agreeable hourly rates.

Services shall be made available for such period of time until the Brotas 2 Facility is fully operational and meets its production targets, but in no event shall Purchaser and Reorganized Company be obligated to continue to provide such Services beyond December 31, 2021. Notwithstanding the immediately preceding sentence, the general principle will be for each Party to migrate away from utilizing a particular Service as soon as reasonably practicable and commercially reasonable. For the avoidance of doubt, it is expected that prior to the date the Brotas 2 Facility is fully operational and meets its production targets, the Seller may require access to the Brotas 1 Facility and on-site training from the Purchaser’s employees in respect of the Seller’s employees at the Brotas 2 Facility.

(d)               The receiving Party shall be permitted to terminate any one or more of the Services upon thirty (30) days prior notice of its intention to terminate such Services, and such termination of such Services shall not in and of itself, terminate the Transition Services Agreement.

(e)                The provider of Services may terminate the Transition Services Agreement with respect to any one or more of the Services by written notice of the recipient in the event that (i) the recipient shall have failed to perform, in all material respects, any of its material obligations under such agreement relating to the Services, (ii) the provider has notified the recipient in writing of such failure and (iii) such failure shall have continued for a period of thirty (30) days after receipt by recipient of notice of such failure. Generally, invoices shall be issued monthly and be due and payable within thirty (30) days after receipt thereof.

Section 5.19            Sublease. Promptly after the date hereof, the Parties shall negotiate the terms and conditions of the Sublease pursuant to which the Company will sublease to SMA the land underlying the Brotas 2 Facility. The Sublease shall provide that (i) SMA shall have substantially similar rights as the Company currently has under the lease of the land underlying the Brotas 1 Facility and the Brotas 2 Facility, (ii) the Company may not impose any terms on SMA that are different than the terms that the Company is subject to under such lease except as may be required by Law, and (iii) rent shall be allocated to SMA in the same proportion as the area of the land underlying the Brotas 2 Facility bears to the total area of the land subject to such lease.

Section 5.20           [*] Capital Expenditures. Following the Closing Date, the Purchaser shall cause the Company to continue to make capital expenditures related to the Company’s [*] capital expenditure plan in accordance with such plan up to a maximum amount of [*], less any such capital expenditures related to [*] made by the Company in 2018 prior to the Closing.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01             Transfer of Employment.

(a)                The employment relationship of the Company Employees employed by the Reorganized Company shall continue with the Purchaser or its Affiliates (including the Reorganized Company, as applicable) as of the Closing. As used herein, “Transferred Employee” means each Company Employee who is, immediately prior to the Closing, employed by the Reorganized Company.

(b)               The Purchaser agrees to employ or cause another of its Affiliates to employ the Transferred Employees on substantially equivalent terms and conditions of employment in the aggregate as in effect prior to the Closing, and the Purchaser shall provide, or shall cause the Affiliate of the Purchaser that will employ the Transferred Employees to provide, during the twelve (12)-month period following the Closing, to each Transferred Employee: (i) the same or greater base salary or rate of pay as in effect immediately prior to the Closing; (ii) employment at a location that does not increase the one-way commute of the Transferred Employee by more than thirty-five (35) miles from his or her commute as of the Closing; and (iii) other compensation and employee benefits that, with respect to such Transferred Employee, are no less favorable in the aggregate to the compensation and benefits (including bonus and other incentive opportunity, vacation and sick or other paid leave accrual rates, but excluding defined benefit pension benefits) provided by the Seller or any of its Affiliates to such Transferred Employee immediately before the Closing.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                The Purchaser and its relevant Affiliates shall be responsible for any and all Losses and Liabilities arising on or after the Closing with respect to the Transferred Employees’ employment or termination of employment, or the terms and conditions of employment offered by the Purchaser to the Company Employees, in each case including (i) any statutory and non-statutory severance obligations, and any other termination payment obligations owed to the Transferred Employees arising or accruing on or after the Closing whether pursuant to an agreement, plan, practice or policy, or applicable Law; (ii) Losses or Liabilities incurred on account of the Purchaser’s failure to offer comparable employment to the Company Employees; and (iii) Losses or Liabilities incurred under any applicable Law.

Section 6.02             Employee Benefits.

(a)                Effective as of the Closing, all Transferred Employees shall cease to participate in and accrue benefits under the Seller Plans. The Seller shall retain all accrued Liabilities under the Seller Plans for all periods prior to the Closing. Subject to Section 6.01(a), the Purchaser shall, prior to the Closing, take all action necessary either (i) to cause the Transferred Employees to be covered as of the Closing by the Purchaser’s employee compensation and benefit plans or (ii) to establish employee compensation and benefit plans for the Transferred Employees to be effective as of the Closing, in each case, that provide comparable compensation and benefits arrangements for the Transferred Employees to those enjoyed by the Transferred Employees under the relevant Seller Plan applicable to the Transferred Employees immediately prior to the Closing (in either case, the “Purchaser Benefit Plans”). Except as otherwise provided in this Article VI, the Purchaser shall cause the Purchaser Benefit Plans to recognize each Transferred Employee’s years of service and level of seniority prior to the Closing with the Seller or any of its Affiliates (including service and seniority with any other employer that was recognized by the Seller or any of its Affiliates) for purposes of terms of employment, eligibility, vesting and benefit accruals under such plans (except for benefit accruals under any defined benefit pension plan), including vacation, sick or other paid leave accrual rates and employer contribution rates under retirement plans. The Purchaser shall honor all unused vacation, sick leave and other personal time off of each Transferred Employee, records of which shall be provided by the Seller to the Purchaser, subject to compliance with data privacy and protection Laws, including by allowing such Transferred Employee to use such accrued personal time off and carry over any such accrued but unused personal time off to the extent not exceeding forty (40) hours.

(b)               The Purchaser shall cause each Transferred Employee and such Transferred Employee’s dependents to be eligible for coverage under the Purchaser Benefit Plans that provide group health, prescription drug, dental and similar type welfare benefits (the “Purchaser Welfare Plans”), effective within a transition period of one year following the Closing, unless otherwise agreed by the Parties. For purposes of satisfying deductibles, out-of-pocket maximums or other similar limitations, the Purchaser shall cause the Transferred Employees and their dependents to receive credit under the Purchaser Welfare Plans, for the year during which coverage under such plans begins, for any deductibles, co-insurance and co-payments already incurred during such year under a Plan that provides similar benefits. All medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Closing shall be covered by the Purchaser Welfare Plans consistent with other similarly situated employees of the Purchaser. All medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or prior to the Closing shall be covered by the applicable Seller Plan consistent with other similarly situated employees of the Purchaser. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; and, in the case of long-term disability benefits, when the employee first becomes eligible to receive long-term disability benefits.

Section 6.03           Severance Benefits. During the twelve (12)-month period following the Closing, in the event that a Transferred Employee’s employment with the Purchaser or its Affiliates is involuntarily terminated by the Purchaser or its Affiliates for any reason other than cause or the Purchaser or its Affiliates takes any other action that would have entitled such Transferred Employee to receive severance payments and benefits under any severance plans or programs of the Seller, its Affiliates or the Company or as otherwise required by applicable Law, the Purchaser shall provide such Transferred Employee with the more favorable of (a) the severance payments and benefits that would be provided to similarly situated employees of the Purchaser or its Affiliates and (b) the severance payments and benefits that such Transferred Employee would have received under the applicable severance plan or program of the Seller, its Affiliate or the Company as of the Closing Date; provided, however, that this provision shall not apply to the portion of any of severance pay or benefits that the Seller provides to a Transferred Employee in connection with a covered termination of employment occurring on or after the Closing pursuant to the terms of a retention or similar agreement between the Transferred Employee and the Seller entered into prior to the Closing, responsibility for which shall remain with the Seller. The amount of such severance payments and benefits shall be calculated as if such Transferred Employee’s employment had continued with the Seller, its Affiliate or the Company through the date of such Transferred Employee’s termination of employment by the Purchaser or its Affiliate, and Transferred Employees will receive credit for any partial year employment.

Section 6.04           Equity Plans. The Seller and the Purchaser agree and acknowledge that the transactions contemplated by this Agreement shall constitute a termination of employment under the equity plans of the Seller. Any outstanding equity awards held by a Transferred Employees will be treated in accordance with its terms and the terms of the applicable Seller Plan under which such award was granted.

Section 6.05            Bonuses and Retention Plan. The Purchaser shall assume all obligations with respect to the annual bonuses, bonus accruals and retention plans for the Transferred Employees as set forth on Section 6.05 of the Disclosure Schedule.

SECTION 6.06           No Third Party Beneficiaries. Nothing expressed or implied in this Article VI or in the Disclosure Schedule or Exhibits referred hereby shall confer upon any of the Company Employees or any other Person any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan of the Seller, its Affiliates, the Company or the Purchaser, and no person participating in any such employee benefit plan maintained by the Seller, its Affiliates, the Company or the Purchaser shall have any claim or cause of action in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

Article VII

Tax Matters

Section 7.01           Tax Indemnities.

(a)                From and after the Closing and subject to the limitations set forth in this Article VII, the Seller covenants with the Purchaser that the Seller will pay to the Purchaser, to the extent possible by way of repayment of the Base Purchase Price (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(i)                                         any Excluded Taxes becoming due on or after the Closing; and

(ii)                                       any reasonable out-of-pocket costs or expenses incurred by the Purchaser or the Company in connection with a Tax liability referred to in the preceding subparagraphs or in connection with any action taken in avoiding, resisting or settling any such liability; and

(iii)                                     the extent to which the Closing Date PIS/COFINS Tax Credits of the Company are less than the Tax Benefit Threshold Amount (it being understood that any inability of Purchaser or its Affiliates to recognize, utilize or monetize such Closing Date PIS/COFINS Tax Credits following the Closing Date for any reason other than the failure of such Closing Date PIS/COFINS Tax Credits to exist or the invalidity thereof shall not be a basis for indemnification).

(b)               The covenant to pay contained in Section 7.01(a) does not apply to the extent that it relates to:

(i)                                         any Taxes imposed on the Company for any Post-Closing Period,

(ii)                                       any Taxes imposed on the Company which arise from any action or transaction taken by the Purchaser or any of its Affiliates occurring on or after the Closing Date after the Closing other than an act or transaction which is in the ordinary course of business as carried on by the Company at the Closing, the Company was legally committed to do, or omit to do, under a commitment that existed on or before Closing or an act or transaction that could not reasonably have been avoided;

(iii)                                     any Taxes arising out of or resulting from any breach of any covenant or agreement of the Purchaser contained in this Agreement; or

(iv)                                     Conveyance Taxes for which the Purchaser is responsible, as provided under Section 7.06.

(c)                In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Period shall be:

(i)                                         in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the date of the Closing; provided that all amounts paid to a Transferred Employee pursuant to an outstanding equity award on or before the Closing Date shall be allocable to the Pre-Closing Period to the extent permitted by applicable Law; and

(ii)                                       in the case of Taxes imposed on a periodic basis with respect to the assets of the taxpayer, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(b)               Payment by the Indemnifying Party of any amount due under this Section 7.01 shall be made within ten (10) days following written notice by the Indemnified Party that payment of such amounts to the appropriate Taxing Authority is due, provided that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a) and provided further that the Indemnifying Party shall not be required to make any payment earlier than two (2) days before it is due to the appropriate Taxing Authority (it being understood, for the avoidance of doubt, that a Tax is not due or payable to the extent that such Tax may be contested prior to payment by the means selected by the Party entitled to control such contest). Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to the Company for any Pre-Closing Period for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Purchaser shall pay such Taxes, or if the Seller pays such Taxes, then the Purchaser and the Company shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five (5) days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Taxing Authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Taxing Authority.

Section 7.02            Tax Refunds and Timing Adjustments.

(a)                Any Tax refund, credit or similar benefit (including any interest paid or credited by a Taxing Authority with respect thereto) relating to Excluded Taxes (but only to the extent that such refund credit or similar benefit is not attributable to, and does not result from, a carry back or other use of any item of loss, deduction, credit or other similar item arising in a Post-Closing Period) shall be the property of the Seller, and if received by the Purchaser or the Company shall be paid over to the Seller no more than ten (10) days following receipt or credit thereof. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the Company or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim.

(b)               Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by any Tax benefit actually recognized by the Purchaser or its Affiliates arising in connection with any underlying adjustment resulting in the obligation of the Purchaser or its Affiliates to indemnify the Purchaser for any Losses for which the Seller is responsible under Section 7.01 or the accrual or payment of such Taxes (including, without limitation, any Tax benefit arising in connection with an adjustment that has the effect of reducing the amount of cash Taxes payable by the Company by either moving (i) an item of income from a Post-Closing Period to a Pre-Closing Period or (ii) a loss, deduction or credit from a Pre-Closing Period to a Post-Closing Period); provided, that if an indemnification payment is made by the Seller in accordance with Section 7.01 and any such Tax benefit that was not previously taken into account pursuant to this Section 7.02(b) to reduce the amount of such indemnification payment is actually recognized by the Purchaser or any of its Affiliates, then, to the extent that the actual reduction in cash Tax liability would have resulted in a reduction in the amount payable by the Seller pursuant to Section 7.01 had the Tax benefit been actually recognized prior to the time that the indemnification payment was made, the Purchaser shall pay to the Seller an amount equal to the amount of such actual reduction in Tax within ten (10) days of its realization of such reduction in Tax. A reduction in Tax will be considered to be actually recognized or will otherwise constitute an actual reduction in cash Tax liability for purposes of this Section 7.02(b) at the time that the applicable Tax Return is filed on which such reduction in Tax is taken into account to actually reduce the cash Tax liability of the Purchaser or its Affiliate (as determined on a with and without basis and as the last item taken into account); provided, that if a reduction in Tax previously recognized by the Purchaser is subsequently reduced or disallowed, the Seller shall promptly pay to the Purchaser an amount equal to the increase in the actual cash-tax liabilities of the Purchaser or its Affiliate, as the case may be, arising from such reduction or disallowance. To the extent the Purchaser recognizes a reduction in Tax as described in this Section 7.02(b), the Purchaser shall provide to Seller a statement of the timing and amount of any such reduction in Tax, together with supporting calculations and details, on an annual basis.

Section 7.03           Contests.

(a)                After the Closing, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim with respect to the Tax of the Company which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.03, then the Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to the Seller.

(b)               In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to Pre-Closing Periods (other than Straddle Periods), the Seller shall have the sole right, at its expense, to control the conduct of such Contest; provided, that (i) the Seller shall keep the Purchaser reasonably informed regarding the progress and substantive aspects of such Contest and (ii) if the settlement or compromise of such Contest would be expected to materially increase the Taxes of the Purchaser or any of its Affiliates (including the Company) in a Post-Closing Period, (a) reasonable comments of the Purchaser or its advisers received by the Seller or its advisers with reasonable advance notice shall be incorporated in the documents to be submitted in relation to the Contest and (b) the Seller shall not settle or compromise any asserted liability without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

(c)                With respect to Straddle Periods (other than a Contest described in Section 7.03(d)), the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01. If the Seller elects to direct a Contest, the Seller shall within ninety (90) days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Company to fully cooperate, at the Seller’s expense, in each phase of such Contest. If the Seller elects not to direct the Contest, the Purchaser or the Company may assume control of such Contest (at the Purchaser’s expense), and the Purchaser shall provide the Seller a timely and reasonably detailed summary of each phase of such Contest. However, in such case, none of the Purchaser or the Company may settle or compromise any asserted liability without prior written consent of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller may participate, at its own expense, in the Contest.

(d)               Notwithstanding anything to the contrary in this Agreement, the Seller shall have the exclusive right to control in all respects, and neither the Purchaser nor any of its Affiliates shall be entitled to participate in, any Contest with respect to (i) any Tax Return of the Seller or any of its Subsidiaries (other than the Company) and (ii) any Tax Return of a Seller Group.

(e)                The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any Contest.

(f)                Notwithstanding anything to the contrary in this Agreement, this Section 7.03 shall control with respect to any Contest.

Section 7.04          Preparation of tax returns.

(a)                The Seller shall prepare and file (or cause the Company to prepare and file) (i) all Tax Returns relating to the Company for Pre-Closing Periods (other than Straddle Periods) and (ii) all Tax Returns of a Seller Group. The Seller shall promptly pay to the proper Taxing Authority all Taxes shown as due and payable on all Tax Returns that are prepared by the Seller pursuant to this Section 7.04(a); provided that the Purchaser shall pay to the Seller at least two (2) Business Days prior to the due date of each such Tax Return (taking into account extensions thereof) the portion of the Taxes shown as due and payable on such Tax Return that were reserved for on the Final Closing Statement.

(b)               The Purchaser shall prepare and file (or cause the Company to prepare and file) all Tax Returns that relate to the Company (other than any Tax Return of a Seller Group) for Post-Closing Periods (including Straddle Periods), it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser (including any Taxes reserved for on the Final Closing Statement), except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01 which the Seller shall pay in accordance with this Article VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to the Company for a Straddle Period, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that are the responsibility of the Seller pursuant to Section 7.01 at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and consent to the filing of such Tax Return (not to be unreasonably withheld, conditioned or delayed). The Seller shall pay to the Purchaser the portion of any Taxes shown any Tax Return prepared by the Purchaser pursuant to this Section 7.04(b) that are the responsibility of the Seller pursuant to Section 7.01 no fewer than two (2) days before such Taxes are due to the appropriate Taxing Authority. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative. In the event that a Tax Return for a Straddle Period reflects any Tax refund, credit, net operating loss or similar benefit, the provisions of Section 7.02(a) (relating to Tax refunds) shall control.

(c)                The Seller and the Purchaser shall make (or cause any of their respective Affiliates to make) any election available under applicable Law to treat the Closing Date as the end of a relevant taxable period.

Section 7.05           Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) seven (7) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06            Conveyance Taxes. The Purchaser shall be liable for, shall hold the Seller, the Company and their Affiliates harmless against, and agrees to pay any and all Conveyance Taxes, including value added Taxes and any other indirect Taxes, that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby, other than the Pre-Closing Restructuring. The Seller shall pay when due all Conveyance Taxes incurred in connection with the Pre-Closing Restructuring. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements, including value added Tax invoices.

Section 7.07           Tax Covenants.

(a)                Neither the Purchaser nor any Affiliate of the Purchaser shall (i) amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Period, other than if such action is expressly required by applicable Law (ii) file a Tax Return of the Company for a Pre-Closing Period in a jurisdiction where the Company has not previously filed a Tax Return, other than if such action is expressly required by applicable Law, (iii) grant an extension of any applicable statute of limitations with respect to a Tax Return of the Company for a Pre-Closing Period or (iv) until the expiration of the statute of limitations applicable to claims for indemnification related to Taxes pursuant to Section 7.01, without the Seller’s prior written consent enter into any voluntary disclosure Tax program, agreement or arrangement with any Taxing Authority that relates to the Taxes of the Company.

(b)               The Purchaser shall not make, and shall cause its Affiliates (including the Company) not to make, any election with respect to the Company, which election would be effective on or prior to the Closing Date.

Section 7.08            Miscellaneous.

(a)                For Tax purposes, the Parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for breaches of representations, warranties, covenants or agreements as adjustments to the Base Purchase Price.

(b)               For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates and the Company include successors.

(c)                Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the Parties contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(d)               Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser, the Company or any Affiliates of Purchaser from any third party with respect thereto.

Article VIII

CONDITIONS TO CLOSING

Section 8.01           Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, as of the Closing, of each of the following conditions:

(a)                Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (disregarding all qualifications set forth therein relating to “materiality”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not materially or adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, and (ii) the covenants and agreements contained in this Agreement to be complied with or performed by the Purchaser on or before the Closing shall have been complied with or performed in all material respects;

(b)               Governmental Approvals. Any waiting period (and any extension thereof) under any applicable antitrust prior approval relating to the transactions contemplated by this Agreement (i) as mandated by the Laws of Brazil or (ii) other antitrust Laws with respect to which any other Governmental Authority has asserted to be applicable to the transactions contemplated by this Agreement and the violation of which would be reasonably likely to result in criminal or other material Liability to the Seller or the Purchaser or materially and adversely affect the business of the Purchaser, the Company or any of their respective Affiliates, shall have expired or shall have been terminated;

(c)                No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d)               Closing Deliveries. Prior to or at the Closing, the Purchaser shall have delivered or caused to be delivered to the Seller each of the deliveries specified in Section 2.05.

(e)                Rural Land Partial Lease. (i) The execution, by the Company and the landlord of the Leased Rural Real Property, of an express authorization for the Company to enter into a free lease (comodato) or sublease with SMA, regarding a portion of the Leased Rural Real Property equivalent to the location of the Brotas 2 Facility (any such free lease or sublease, the “Partial Lease”); and (ii) the execution, by SMA and the Company, of the Partial Lease, on terms and conditions subject to the reasonable satisfaction of the Seller.

Section 8.02           Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                Representations, Warranties and Covenants. (i) The Fundamental Representations (disregarding all qualifications set forth therein relating to “material”, “materiality” or “Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date); (ii) the other representations and warranties of the Seller contained in this Agreement (disregarding all qualifications set forth therein relating to “materiality” or “Material Adverse Effect”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except, in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with or performed by the Seller at or before the Closing shall have been complied with or performed in all material respects;

(b)               Governmental Approvals. Any waiting period (and any extension thereof) under any applicable antitrust prior approval relating to the transactions contemplated by this Agreement (i) as mandated by the Laws of Brazil or (ii) other antitrust Laws with respect to which any other Governmental Authority has asserted to be applicable to the transactions contemplated by this Agreement and the violation of which would be reasonably likely to result in criminal or other material Liability to the Seller or the Purchaser or materially and adversely affect the business of the Purchaser, the Company or any of their respective Affiliates, shall have expired or shall have been terminated;

(c)                No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d)               Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been completed.

(e)                Closing Deliveries. Prior to or at the Closing, the Seller shall have delivered or caused to be delivered to the Purchaser each of the deliveries specified in Section 2.04;

(f)                Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect;

(g)                Rural Land Partial Lease. (i) The execution, by the Company and the landlord of the Leased Rural Real Property, of the express authorization for the Company and SMA to enter into the Partial Lease; and (ii) the execution, by SMA and the Company, of the Partial Lease, on terms and conditions subject to the reasonable satisfaction of the Purchaser.

Article IX

INDEMNIFICATION

Section 9.01           Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing; provided, however, that (a) the representations and warranties contained in Section 3.18 (Taxes) and any claims for indemnification related to Taxes pursuant to Section 7.01 shall survive until the 60th day following the expiration of the applicable statute of limitations and (b) the Fundamental Representations shall survive until the expiration of the applicable statute of limitations. The covenants and agreements set forth in this Agreement shall remain in full force and effect and shall survive for eighteen (18) months after the Closing Date; provided that all covenants and agreements which by their terms contemplate performance after the Closing shall survive the Closing only until fully performed in accordance with the terms of this Agreement. If a Party seeking to be indemnified makes a claim in accordance with the applicable provisions of Section 9.05 within the time periods set forth in this Section 9.01, such claim shall survive until it is finally and fully resolved.

Section 9.02           Indemnification by the Seller. From and after the Closing Date, the Purchaser and its Affiliates (including the Company) and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for, from and against all losses, Liabilities, damages, costs and expenses (including reasonable attorneys’ and other professional fees), interest, Taxes, Orders, awards, judgments and penalties actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from: (a) the breach of any representation or warranty made by the Seller contained in this Agreement (other than a representation or warranty contained in Section 3.18 (Taxes), which shall be indemnifiable pursuant to Section 7.01(a)); (b) the breach of, or failure to comply with, any covenant or agreement of the Company or the Seller contained in this Agreement; (c) all Liabilities or Losses to the extent arising out of or related to the Retained Employees, the Pre-Closing Restructuring or the conduct or operation of the Retained Businesses (other than with respect to Taxes, which shall be indemnifiable solely pursuant to Section 7.01(a); (d) any Indebtedness of the Company as of the Closing that was not either included in the final calculation of the final Closing Indebtedness Amount pursuant to Section 2.06 or included by the Purchaser in the Initial Closing Statement (regardless of whether such amount was included in the final calculation of the Final Closing Indebtedness Amount) and (e) all Liabilities or Losses of the Company to the extent (x) arising or resulting prior to the Closing Date out of or from the Acordo Coletivo de Trabalho, para implementação de jornada diferenciada de trabalho dated May 13, 2016 or (y) arising out of or resulting from the matters set forth on Section 3.10 of the Disclosure Schedule. For purposes of calculating Losses incurred out of or relating from any breach of a representation or warranty in this Agreement, but not for purposes of determining whether or not a breach has occurred, all qualification set forth therein relating to “material”, “materiality” or “Material Adverse Effect” shall be disregarded.

Section 9.03           Indemnification by the Purchaser. From and after the Closing Date, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser (or any other Affiliate of the Purchaser that beneficially owns the Quotas) for, from and against any and all Losses, arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement; (b) the breach of, or failure to comply with, any covenant or agreement of the Purchaser contained in this Agreement; or (c) the conduct or operation of the Company by the Purchaser following the Closing, except for claims or causes of action with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02.

Section 9.04          Limits on Indemnification.

(a)                From and after the Closing Date, no claim may be asserted nor may any Action be commenced against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such Party in accordance with the applicable provisions of Section 9.05 on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01.

(b)               Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a) or (b) (solely with respect to Section 5.01) or Section 9.03(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $350,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $350,000; (ii) no Losses may be claimed under Section 9.02(a) or (b) (solely with respect to Section 5.01) or Section 9.03(a) by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $10,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(a), (b) (solely with respect to Section 5.01) and (e) or Section 9.03(a) shall be an amount equal to $10,500,000.00; (iv) neither Party shall have any liability under this Article IX for any (x) punitive or special, or (y) any diminution in value or any consequential or indirect damages, including loss of future revenue or income, or loss of business opportunity, to the extent, in the case of this clause (y), such damages were not the reasonably foreseeable result of the event(s) giving rise to such claim for indemnification; and (v) no action or inaction by the Seller, its Affiliates or any of their respective Representatives shall be deemed to be a breach of any representation, warranty, covenant or agreement in this Agreement for any purpose hereunder, and none of the Purchaser, its Affiliates or their respective Representatives shall have any claim or recourse against the Seller, any of its Affiliates or any of their respective Representatives with respect to such action or inaction, under this Article IX or otherwise, if (A) the Seller was required or permitted to take such action or required or permitted not to take such action, in each case, pursuant to the terms of this Agreement, (B) the Purchaser or any of its Affiliates directed or requested in writing that the Seller take or not take (or cause to be taken or not taken) such action, or (C) included in the final calculation of the final Closing Indebtedness Amount pursuant to Section 2.06 or included by the Purchaser in the Initial Closing Statement (regardless of whether such amount was included in the final calculation of the final Closing Indebtedness Amount); provided, however, that none of the limitations set forth in clauses (i), (ii) and (iii) of this Section 9.04(b) shall apply to any claim for indemnification to the extent arising from a breach of the Fundamental Representations or the representations and warranties contained in Section 3.18 (Taxes).

(c)                For all purposes of this Article IX, “Losses” shall be net of (i) any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any net Tax benefit actually recognized by the Indemnified Party or its Affiliates in the Tax year in which such indemnification payment is made hereunder, any prior Tax year or the following two Tax years arising in connection with the incurrence or payment of such Losses; provided, that if an indemnification payment is made by the Indemnifying Party and a Tax benefit arising with respect to such periods in connection with the incurrence or payment of such Losses that was not previously taken into account pursuant to this Section 9.04(c) to reduce the amount of such indemnification payment made by the Indemnifying Party is actually realized by the Indemnified Party or any of its Affiliates, then, to the extent that recognition of such net Tax benefit would have resulted in a reduction in the amount payable by the Indemnifying Party had the Tax benefit been actually recognized prior to the time that the indemnification payment was made, the Indemnified Party shall pay to the Indemnifying Party an amount equal to the amount of such actual net reduction in Tax within ten (10) days of its recognition of such reduction in Tax. A reduction in Tax will be considered to be actually recognized or will otherwise constitute an actual reduction in cash Tax liability for purposes of this Section 9.04(c) at the time that the applicable Tax Return is filed on which such reduction in Tax is taken into account to actually reduce the cash Tax liability of the Indemnified Party or its Affiliate (as determined on a with and without basis and as the last item taken into account); provided, that if a reduction in Tax previously recognized by the Indemnified Party is subsequently reduced or disallowed, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the increase in the actual cash-tax liabilities of the Indemnified Party or its Affiliate, as the case may be, arising from such reduction or disallowance.

(d)               Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Seller’s aggregate liability for any claim for indemnification for Losses pursuant to Section 9.02(a), 9.02(b) and 9.02(e) exceed the net proceeds received by the Seller hereunder.

Section 9.05           Notice of Loss; Third Party Claims.

(a)                An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement, including all known material facts and circumstances that give rise to such right of indemnification, the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)               If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party and confirms in its notice that it is obligated to indemnify the Indemnified Party pursuant to this Article IX for any and all Losses arising from such Third Party Claim (subject to the limitations set forth in Section 9.04). If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, however, that, notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume and control the defense of any Third Party Claim (i) that seeks nonmonetary relief which, if granted, could materially and adversely affect the Indemnified Party or its Affiliates or (ii) if the Indemnifying Party shall not have (A) employed counsel reasonably satisfactory to such Indemnified Party within a reasonable time after notice of such Third Party Claim is received by the Indemnifying Party and (B) continued to diligently conduct the defense of such Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, (i) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all Liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder and (ii) the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

Section 9.06           Remedies. The Purchaser and the Seller acknowledge and agree that, except with respect to (a) any claim (other than a Third Party Claim) by the Purchaser or its successors or assigns for Fraud or Intentional Breach, (b) the matters covered by Section 2.06, and (c) claims between the Parties for specific performance and injunctive relief following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement. Each Party shall take all steps as may be required by Law to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

Article X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by either the Seller or the Purchaser if the Closing shall not have occurred on or before March 31, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall have been the primary cause of, or shall have primarily resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(b)               by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)                by the Seller if the Purchaser shall have breached, or failed to perform, any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.01(a), which breach (x) cannot be cured by the Outside Date or (y) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and thirty (30) days after the giving of written notice by the Seller to the Purchaser specifying such breach;

(d)               by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.02(a), which breach (x) cannot be cured by the Outside Date or (y) if capable of being cured by the Outside Date, shall not have been cured within by the earlier of the Outside Date and thirty (30) days after the giving of written notice by the Purchaser to the Seller specifying such breach; or

(e)                by the mutual written consent of the Seller and the Purchaser.

Section 10.02          Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except that (a) Section 5.03, this Section 10.02 and Article XI shall survive such termination and (b) nothing herein shall relieve either Party from liability for any intentional breach of this Agreement occurring prior to such termination.

Article XI

GENERAL PROVISIONS

Section 11.01         Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested), or by email (upon confirmation of receipt) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

(a)                if to the Seller:

Amyris, Inc.
5885 Hollis St., Ste. 100
Emeryville, CA 94608
Facsimile:
Attention: General Counsel
Email:

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, CA 94105
Facsimile:
Attention:
Email:

and

Pinheiro Neto Advogados
Rua Hungria, 1100
01455-906 São Paulo Brazil
Facsimile:
Attention:
Email:

(b)               if to the Purchaser:

DSM Produtos Nutricionais Brasil S.A.
Av. Engenheiro Billings, 1.729, Predio 31, Sala A, Jaguaré.
São Paulo – SP, Brazil 05321-010
Attention:
Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Facsimile:
Attention:
Email:

Section 11.03        Public Announcements. Neither Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation; provided, the Parties shall provide prompt notice to the other Party that such communication is so required and cooperate as to the timing and contents of any such press release, public announcement or communication in advance.

Section 11.04         Severability. If any term or other provision of this Agreement is invalid or incapable of being enforced by any Law or rule in any jurisdiction, such invalidity or unenforceability shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any other terms and provisions of this Agreement and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.05        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 11.06         Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be; provided, that the Purchaser may, without the consent of the Seller, assign its rights hereunder to one or more of its Affiliates; provided, further, that no such assignment shall relieve the Purchaser of its obligations hereunder.

Section 11.07         Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.08.

Section 11.08         Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered or made available by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.09        No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.10        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either Party; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 11.02; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

Section 11.11         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12         Specific Performance. The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the Parties agree that (i) the Seller shall be entitled to enforce specifically the Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Base Purchase Price), if the conditions set forth in Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at the Closing) or waived and (ii) the Buyer shall be entitled to enforce specifically the Seller’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to sell the Quotas), if the conditions set forth in Section 8.01 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at the Closing) or waived. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 11.13        Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMYRIS, INC.

By:	/s/ John Melo
Name:
Title:

AB TECHNOLOGIES LLC

/s/ John Melo
Name:
Title:

[Quota Purchase Agreement Signature Page]

DSM PRODUTOS NUTRICIONAIS BRASIL S.A.

By proxy:	/s/ Andre Bos
Name: Andre Bos
Title: President GP&SA

By proxy:	/s/ Michael Wahl
Name: Michael Wahl
Title: Vice President M&A